[Translation]

The share exchange described in this convocation notice involves securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

CONVOCATION NOTICE OF THE 71st ORDINARY GENERAL MEETING OF SHAREHOLDERS	Securities Code (in Japan) 6097

[Translation]

- Date and Time Thursday, July 25, 2019 at 10:30 a.m. (Doors open at 10:00 a.m.) Deadline for the exercise of voting rights Wednesday, July 24, 2019 at 6:00 p.m. - Place
Conference room “Shoun,” 3rd floor, Asakusa View Hotel, 3-17-1, Nishi-Asakusa, Taito-ku, Tokyo

-          Proposals

1st Proposal:          Approval of the Share Exchange Agreement between the Company and Hulic Co., Ltd.

2nd Proposal:         Election of 9 Directors

Table of Contents
	Page 1	Convocation Notice
	Page 4	Business Report
	Page 28	Consolidated Financial Statements
	Page 31	Non-Consolidated Financial Statements
	Page 38	Audit Reports
	Page 40	Reference Documents for General Shareholders’ Meeting
Nippon View Hotel Co., Ltd.

[Translation]

Securities Code (in Japan) 6097

July 8, 2019

Yoshiaki Endo

President and Representative Director

Nippon View Hotel Co., Ltd.

3-17-1, Nishi-Asakusa,

Taito-ku, Tokyo

CONVOCATION NOTICE OF

THE 71st ORDINARY GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders:

Notice is hereby given that the 71st Ordinary General Meeting of Shareholders of Nippon View Hotel Co., Ltd. (the “Company”) will be held as described below.  Your attendance is cordially requested.

If you are unable to attend the meeting, after reviewing the Reference Documents for the General Meeting of Shareholders in the postscript, please exercise your voting rights by sending back the enclosed Voting Rights Exercise Form to the Company expressing your approval or disapproval of the proposals.  Your vote must reach the Company by 6:00 p.m., Wednesday, July 24, 2019.

1.	Date and Time:	Thursday, July 25, 2019, at 10:30 a.m.

2.	Place:	Conference room “Shoun,” 3rd floor, Asakusa View Hotel, 3-17-1, Nishi-Asakusa, Taito-ku, Tokyo

[Translation]

3.	Agenda for the Meeting

Subjects for Report

1.
Business Report, Consolidated Financial Statements, and reports for the results of the audit of the Consolidated Financial Statements by the Accounting Auditor and the Board of Statutory Auditors for the 71st fiscal year (from May 1, 2018 to April 30, 2019)

2.	Reports for the Non-Consolidated Financial Statements for the 71st fiscal year (from May 1, 2018 to April 30, 2019)

Subjects for Resolution

1st Proposal:	Approval of the Share Exchange Agreement between the Company and Hulic Co., Ltd.

2nd Proposal:	Election of 9 Directors

4.	Other Matters concerning this Convocation Notice

Of the documents to be provided in conjunction with this Convocation Notice, the Company has posted “Status of Stock Acquisition Rights, Etc.” in the Business Report, “Notes to Consolidated Financial Statements” in the Consolidated Financial Statements, and “Notes to Non-Consolidated Financial Statements” in the Non-Consolidated Financial Statements through the internet on the Company’s website (https://www.viewhotels.co.jp/ir/index.html) pursuant to laws and regulations and the provisions of Article 13 of the Company’s Articles of Incorporation; accordingly, those matters are not included in the attachments to this Convocation Notice.

Therefore, the attachments to this Convocation Notice contain only parts of the Business Report, the Consolidated Financial Statements, and the Non-Consolidated Financial Statements audited by the Statutory Auditors when preparing their audit reports and parts of the Consolidated Financial Statements and the Non-Consolidated Financial Statements audited by the Accounting Auditor when preparing its audit reports.

Additionally, the Company has posted the articles of incorporation and the financial statements, etc. for the most recent fiscal year of Hulic Co., Ltd., which are to be provided in the 1st Proposal “Approval of the Share Exchange Agreement between the Company and Hulic Co., Ltd.” in the Reference Documents for General Shareholders’ Meeting, through the internet on the Company’s website (https://www.viewhotels.co.jp/ir/index.html) pursuant to laws and regulations and the provisions of Article 13 of the Company’s Articles of Incorporation; accordingly, those matters are not included in the attachments to this Convocation Notice.

[Translation]

*	If you attend the meeting, please kindly submit the enclosed Voting Rights Exercise Form to the reception desk at the meeting venue.

*
Should the Reference Documents for the General Meeting of Shareholders, the Business Report, the Non-Consolidated Financial Statements, or the Consolidated Financial Statements require revisions, the revised versions will be posted through the internet on the Company’s website (https://www.viewhotels.co.jp/ir/index.html).

*
Article 49 of the Company’s Articles of Incorporation provides that the Board of Directors may, by its resolution, pay dividends from surplus and the like in accordance with the provisions of Article 459, Paragraph 1 of the Companies Act.

With respect to the year-end dividend for this consolidated fiscal year, the Company resolved at the meeting of the Board of Directors held on June 7, 2019 to pay dividends from surplus as follows:

(i)	Type of dividend property:

Cash

(ii)	Matters regarding allocation of dividend property and total amount of dividends to be paid:

Dividend per share of common stock of the Company:

22 yen

Total amount of dividends:	207,522,150 yen

(iii)	Effective date of payment of dividends from surplus:

Tuesday, July 9, 2019

*	Please note that we do not send notices of resolutions of the General Meeting of Shareholders. The results of this Ordinary General Meeting of Shareholders will be posted on the above website.

[Translation]

(Attachments)

Business Report

(May 1, 2018 - April 30, 2019)

1.	Current status of the corporate group

(1)	Status of businesses during current consolidated fiscal year

(i)	Progress and results of business

The economy of Japan during the current consolidated fiscal year has continued to enjoy a slight recovery due to factors such as growth in corporate earnings and in private consumption caused by improvements in employment and income.  However, the future remains uncertain due to concerns such as the effects of repeated natural disasters, labor shortages and the consequent increase in labor costs, the effects of trade friction caused by the trade policies of the United States, and the slowing economies of China and other emerging markets.

In the hotel industry, competition is growing more intense due to the opening of new hotels, the spread of private lodgings, and the like, and some regions suffered effects from natural disasters; however, the number of tourists visiting Japan has continued to increase partly due to the government’s policy of promoting the development of Japan as a tourist destination.  According to the Japan National Tourism Organization, 31,190,000 tourists visited Japan in 2018, which is the largest number since records have been kept, and in 2019, the number of tourists visiting Japan through April has seen an increase of 4.4% compared to the same period last year.  Accordingly, the hotel industry has largely seen strong growth centered around the lodging segment.

In this business environment, the Company Group is advancing measures to achieve the long-term sustainable growth of its existing businesses and to expand its business base pursuant to the second medium-term management plan.  During the current consolidated fiscal year, the Company Group opened Osaka View Hotel Honmachi in May 2018, achieving its first entry into the Kansai region.  Additionally, the Company Group has progressed with planned upgrades to large machinery and equipment in order to pursue even greater safety and security for existing business locations and has engaged in measures such as reforming personnel systems in order to strengthen the promotion and development of human resources, making preparations for work-style reforms, and utilizing non-Japanese employees for the purpose of securing a stable supply of labor over the medium to long term in anticipation of the future expansion of its business base through the opening of new hotels.

As a result of the above, despite the effects of the business transfer of Takasaki View Hotel in the previous consolidated fiscal year, the decreased revenue of the amusement park business, and the like, net sales for the current consolidated fiscal year reached 21,570 million yen (an increase of 1.3% from the previous consolidated fiscal year) due to factors such as Asakusa View Hotel being fully operational without the effects of the hotel being entirely closed for 22 days due to repair and improvement work in the previous consolidated fiscal year, the opening of Osaka View Hotel Honmachi, and the improvement of sales through guest rooms and restaurants in existing business locations.  Despite recording expenses for the opening of Osaka View Hotel Honmachi, increases in general and administrative expenses such as personnel expenses and in selling expenses, and the like, due to an increase in gross profit through increased revenue in the guest room segment, operating profit was 758 million yen (an increase of 22.9% from the previous consolidated fiscal year), and ordinary profit was 687 million yen (an increase of 14.3% from the previous consolidated fiscal year).  Net loss attributable to shareholders of the parent company was 1,511 million yen (compared to net profit attributable to shareholders of the parent company of 297 million yen in the previous consolidated fiscal year) due to factors such as the impairment loss of fixed assets held by Nasukogyo Co., Ltd., a consolidated subsidiary, being recorded as an extraordinary loss.

[Translation]
 The status of each business is as follows.

Hotel business

In the hotel business, the Company expanded its business base by opening Osaka View Hotel Honmachi in May 2018.  Regarding the status of each operating segment, in the guest room segment, the addition of 61 new guest rooms to Sapporo View Hotel Oodori Kouen carried out in the previous consolidated fiscal year contributed greatly to performance.  Additionally, performance improved as a result of focus being placed on attracting guests from among tourists visiting Japan, the number of which continues to be in a growing trend.  Conversely, for Osaka View Hotel Honmachi and Sapporo View Hotel Oodori Kouen, the number of guests and the amount spent per guest decreased temporarily together with performance due to the effects of natural disasters, but they have been recovering since the third quarter.  In the wedding and banquet segments, revenue decreased due in large part to the business transfer of Takasaki View Hotel, which accounted for a large portion of wedding and banquet sales, in the previous consolidated fiscal year.  Additionally, while banquets saw strong growth, weddings struggled due to the effects of decreasing customers from the second half of the previous consolidated fiscal year.  The Company is attempting to achieve a recovery in performance by focusing wedding sales resources on three business locations in Asakusa, Narita, and Akita.  The restaurant, etc. segment grew steadily due to factors such as the effects of restaurant remodeling carried out in the previous consolidated fiscal year for Asakusa View Hotel and Sapporo View Hotel Oodori Kouen.

In regard to expenses, as the Company strengthened hiring in order to secure a steady supply of labor in response to labor shortages, overall personnel expenses increased due to an increase in service fees, although outsourced personnel expenses decreased.  Additionally, in connection to the increased revenue of the guest room segment, guest transport costs increased, resulting in increased selling expenses.

As a result, net sales were 18,748 million yen (an increase of 2.1% from the previous consolidated fiscal year) and operating profit was 819 million yen (an increase of 35.9% from the previous consolidated fiscal year).

Facility operation business

In the facility operation business, the number of groups visiting resort facilities such as Gyokeikan has been stagnant, so the Company has strengthened efforts to attract individual guests by offering even more lodging plans through the internet.  Additionally, the cost of sales decreased, leading to an increase in gross profit.

As a result, net sales were 1,761 million yen (a decrease of 0.4% from the previous consolidated fiscal year) and operating profit was 34 million yen (an increase of 63.2% from the previous consolidated fiscal year).

[Translation]
 Amusement park business

For Nasu Rindoh-ko Lake View, the Company expanded the control and functions of the sales department of the View Hotel headquarters and strengthened efforts to attract visitors focusing mainly on groups, in addition to which it introduced external consultants, added new attractions and new PR and advertising methods, and rebuilt its strategies and tactics to increase repeat visitors.  These measures, as well as a review of the sales price system, have been carried out for the purpose of thoroughly transitioning to a profit-earning structure for the future, but none of these measures have yielded sufficient results, and it has been a struggle to attract customers due in part to the effects of bad weather.  In these conditions, due to the considerable increase of some selling, general, and administrative expenses, such as advertising and publicity expenses by the second quarter, and net sales for each month from the third quarter increased compared to the same month in the previous year, with each of these measures beginning to show its effects.

As a result, net sales were 1,147 million yen (a decrease of 8.7% from the previous consolidated fiscal year) and operating loss was 107 million yen (compared to an operating loss of 17 million in in the previous consolidated fiscal year).

The net sales of each business category are as follows.

Business category	70th fiscal year (Fiscal year ending April 2018) (Previous consolidated fiscal year)		71st fiscal year (Fiscal year ending April 2019) (Current consolidated fiscal year)		Compared to previous consolidated fiscal year
	Amount (millions of yen)	Composition (%)	Amount (millions of yen)	Composition (%)	Amount (millions of yen)	Change (%)
Hotel business	18,365	86.2	18,748	86.9	383	2.1
Facility operation business	1,768	8.3	1,761	8.2	(7)	(0.4)
Amusement park business	1,256	5.9	1,147	5.3	(108)	(8.7)
Adjustment amount	(95)	(0.4)	(86)	(0.4)	9	－
Total	21,294	100.0	21,570	100.0	275	1.3

(ii)	Status of capital investment

The total amount of capital investment during the current consolidated fiscal year was 1,636 million yen.

[Translation]

The main capital investments were due to remodeling existing facilities.  The status of business locations in the current consolidated fiscal year is as follows.
 millions of yen)

Business category	Business location	Completion date	Items	Investment amount
Hotel business	Asakusa	January 2019	Air conditioning units (restaurants and small banquet areas on upper floors)	308
		March 2019	Elevators (numbers 8, 7, 10, and 11)	162
	Akita	March 2019	4F large banquet area partition work	119
	Osaka	May 2018	Opening construction	406
Other				641
Total capital investment in current consolidated fiscal year				1,636

(iii)	Status of financing

The main funds for capital investments during the current consolidated fiscal year were procured through a long-term loan of 1,900 million yen from a financial institution.

(2)	Status of assets and income

(i)	Status of assets and income of corporate group

Items		68th fiscal year (Fiscal year ending April 2016)	69th fiscal year (Fiscal year ending April 2017)	70th fiscal year (Fiscal year ending April 2018)	71st fiscal year (Current consolidated fiscal year) (Fiscal year ending April 2019)
Net sales	(millions of yen)	19,721	20,179	21,294	21,570
Ordinary income	(millions of yen)	1,258	1,304	601	687
Net profit or loss attributable to shareholders of parent company	(millions of yen)	706	(1,554)	297	(1,511)
Net profit or loss per share	(yen)	73.11	(160.83)	31.54	(160.25)
Total assets	(millions of yen)	24,162	23,135	31,046	29,674
Net assets	(millions of yen)	14,543	12,575	12,652	10,873
Net assets per share	(yen)	1,503.31	1,323.84	1,342.22	1,152.70

[Translation]

(ii)	Status of assets and income of the Company

Items		68th fiscal year (Fiscal year ending April 2016)	69th fiscal year (Fiscal year ending April 2017)	70th fiscal year (Fiscal year ending April 2018)	71st fiscal year (Current consolidated fiscal year) (Fiscal year ending April 2019)
Net sales	(millions of yen)	16,284	16,789	18,021	18,391
Ordinary income	(millions of yen)	1,123	1,277	593	745
Net profit or loss	(millions of yen)	615	(1,584)	327	415
Net profit or loss per share	(yen)	63.69	(163.87)	34.80	44.08
Total assets	(millions of yen)	20,992	19,690	27,656	28,297
Net assets	(millions of yen)	12,157	10,073	10,079	10,276
Net assets per share	(yen)	1,256.71	1,060.45	1,069.27	1,089.48

[Translation]

(iii)	Status of material subsidiaries

Company name	Capital	Percentage of voting rights held by Company	Principal businesses
Nasukogyo Co., Ltd.	44 million yen	100.0%	Amusement park business Hotel business
Nippon View Hotel Business Co., Ltd.	40 million yen	100.0%	Facility operation business

(Note) The two material subsidiaries above are the Company’s only consolidated subsidiaries, in addition to which the Company has one non-consolidated subsidiary.

(4)	Issues to be addressed

The Company Group engages in its businesses under its corporate philosophy, which states, “Based on putting our customers first, we aim to be a top hotel chain in Japan that is always trusted, and we will contribute to the development of local societies and the improvement of international goodwill as a company that can meet the needs of global society by continuing to ensure customer safety and to provide inspiration and joy through appealing products and heartfelt services.”  In order to realize this philosophy, the Company established a medium-term management plan for the four-year period beginning with the fiscal year ending April 2018, titled “View Hotels Mission–Sustainable Growth,” which set out a basic management strategy for long-term sustainable growth.  In executing that strategy, the Company recognizes the following matters as issues to be addressed and will endeavor to conduct its management to address these issues.

(i)	Expansion of business base

The Company Group is engaging in strategic investments centered around establishing new facilities and remodeling existing facilities in order to enhance corporate value over the medium to long term by strengthening its business base and earning power.

Up to the present, the Company Group has carried out remodeling of guest rooms, restaurants, banquet areas, and the like centered around Asakusa View Hotel, its flagship, and moving forward, the Company Group will continue making strategic capital investments such as the remodeling of existing hotels.

Additionally, in order to steadily advance the development of new hotels, which will be the base for long-term sustainable growth, the Company Group will endeavor to strengthen its earning power by developing new business sites in areas with abundant tourism resources or areas that are focal points for tourism and business under the management of the business development department.

(ii)	Measures to ensure safety and security

The Company Group considers ensuring the safety and security of its customers to be its highest priority and is engaged in measures such as capital investment to improve the safety of its facilities, strengthening systems to prevent disasters and crime, and providing safer food.

[Translation]

Regarding the improvement of facility safety, the Company Group has continually made investments for reinforcing, repairing, and improving facilities, but taking into account lessons learned from large-scale natural disasters in the past and reflections on accidents that have occurred within the Company Group’s facilities, the Company Group will conduct repeated inspections of each of its facilities and endeavor to ensure an even higher level of safety moving forward.

Additionally, as one of the main services of the Company Group’s businesses is offering food to customers, the Company Group considers food safety and quality control and the provision of accurate information in particular to be important.  In addition to endeavoring to strengthen safety control systems by means such as providing guidance to employees, conducting study courses through external specialist agencies, and conducting regular inspections, the Company Group is strengthening its internal checking systems, its education of employees, and the like in order to ensure the accuracy of displayed information and will continue these measures moving forward, thereby further strengthening systems to provide safety and security to customers.

(iii)	Development of human resources

The decreasing working population caused by the declining birthrate and aging society in Japan make it difficult to secure human resources for the labor-intensive hotel industry and could lead to increased personnel costs due to higher wages.  With society facing these conditions, it is essential for the Company Group for improve employee education, including for non-regular employees, in order for the Company Group to grow.  Under the management of the general affairs department of headquarters, the Company Group is currently formulating and starting programs for employee education and human resources development systematically designed for each level and department.  Moving forward, the Company Group will further improve these programs and endeavor to improve the abilities of each employee.

Additionally, the Company Group will draw out the various abilities of its employees by continuing job rotations during the training period for new employees and will increase the labor productivity of the entire Company Group by efficiently assigning the appropriate personnel to the appropriate positions, including by utilizing non-regular employees.

As part of work-style reforms, the Company reformed its personnel systems in May 2019, but it will continue endeavoring to create an environment in which it is even easier for employees to work.

(iv)	Improving ability to attract customers and earning power

The hotels and amusement parks managed by the Company Group have earned the support of customers and the trust of transaction partners through continued management over many years.  However, in consideration of factors such as changes in economic conditions, new competing facilities, and changes in the customer base and their lifestyles, the Company Group recognizes that new strategies are necessary moving forward, and by establishing and carrying out the following basic strategies for each operating segment, it will strengthen its ability to attract customers and its earning power.

[Translation]

i.	Lodging segment

•	Maximize earnings through revenue management (establish price plans based on demand trend forecasts)

•	Create comfortable guest room environments through remodeling and maintenance; plan appealing products with an old-town Edo style or the like

ii.	Wedding segment

•	Strengthen ability to attract customers by continually announcing new wedding products and providing unified concepts

•	Improve customer service and sales success rate of bridal planners through education and training

iii.	General banquet segment

•	Improve customer service and sales success rate of salespeople through education and training

•	Utilize customer lists; strengthen sales systems to obtain new corporate customers

iv.	Restaurant segment

•	Create dishes and spaces that can be enjoyed by a wide variety of customers regardless of age or nationality

•	Strengthen ability to attract customers by actively and effectively spreading information using the internet and point card systems

v.	Amusement park business

•	Attract more customers by installing appealing attractions and holding various events

(5)	Principal businesses (as of April 30, 2019)

Business category	Business details
Hotel business	Management of hotels
Facility operation business	Business such as management, provision of operation services, guidance on operation, building management, and fee-charging job placement for hotels, inns, recreational facilities, and the like
Amusement park business	Management of amusement parks

[Translation]

(6)	Principal offices (as of April 30, 2019)

Business category	Principal offices, etc.
Hotel business
Nippon View Hotel Co., Ltd.
Asakusa View Hotel (Taito-ku, Tokyo)
Narita View Hotel (Narita-shi, Chiba)
Akita View Hotel (Akita-shi, Akita)
Irako View Hotel (Tahara-shi, Aichi)
Ryogoku View Hotel (Sumida-ku, Tokyo)
Sapporo View Hotel Oodori Kouen (Sapporo-shi, Hokkaido)
Osaka View Hotel Honmachi (Osaka-shi, Osaka)
Nasukogyo Co., Ltd.
Hotel View Palace (Nasu-machi, Nasu-gun, Tochigi)

Facility operation business
Nippon View Hotel Business Co., Ltd.
Gyoukeikan (Choshi-shi, Chiba)
Hotel Green Pearl Nasu (Nasu-machi, Nasu-gun, Tochigi)
Hotel Plaza Nanohana (Chiba-shi, Chiba)
Okutamaji (Ome-shi, Tokyo)
Building Management Office, Akita Office (Akita-shi, Akita)
Building Management Office, Koriyama Office (Koriyama-shi, Fukushima)

Amusement park business	Nasukogyo Co., Ltd. Nasu Rindoh-ko Lake View (Nasu-machi, Nasu-gun, Tochigi)

(Note)	The Company Group opened Osaka View Hotel Honmachi on May 22, 2018.

[Translation]

(7)	Status of employees (as of April 30, 2019)

(i)	Status of employees of the corporate group

Business category	Number of employees	Increase or decrease from the final day of the previous consolidated fiscal year
Hotel Business	860 (641)	Increase of 36 (Decrease of 38)
Facility operation business	87 (159)	Decrease of 4 (Decrease of 2)
Amusement park business	71 (76)	Increase of 6 (Decrease of 8)
Total	1,018 (876)	Increase of 38 (Decrease of 48)

(Note)	The number of employees represents the number of regular employees and the average number of part-time employees and temporary employees for the fiscal year is shown separately in parentheses.

(ii)	Status of employees of the Company

Number of employees	Increase of decrease from the final day of the previous fiscal year	Average age	Average years of service
839 (624)	Increase of 36 (Decrease of 38)	35.0	9.7

(Note)	The number of employees represents the number of regular employees, and the average number of part-time employees and temporary employees for the fiscal year is shown separately in parentheses.

[Translation]

(8)	Principal lenders (as of April 30, 2019)

Lender	Loan amount (millions of yen)
Mizuho Bank, Ltd.	2,367
Aozora Bank, Ltd.	1,360
Sumitomo Mitsui Banking Corporation	1,299
Resona Bank, Limited	1,202
The Akita Bank, Ltd.	839
Development Bank of Japan Inc.	802
Sumitomo Mitsui Trust Bank, Limited	801
The Toho Bank, Ltd.	435
The Hokkaido Bank, Ltd.	225
North Pacific Bank, Ltd.	100

(Note)	The loan amount includes the following bonds.

Unsecured bonds with guarantee by Mizuho Bank, Ltd. only for qualified institutional investors:	20 million yen

Unsecured bonds with guarantee by Sumitomo Mitsui Banking Corporation only for qualified institutional investors:	68 million yen

[Translation]

(9)	Other material matters regarding current status of the corporate group

There are no applicable matters.

2.	Current status of the Company

(1)	Status of shares (as of April 30, 2019)

(i)	Total number of shares authorized to be issued	37,000,000 shares

(ii)	Total number of issued shares	9,730,425 shares (including 297,600 treasury shares)

*	The total number of issued shares has been increased by 6,000 shares through the exercise of stock options.

(iii)	Number of shareholders	10,956

(iv)	Major shareholders (top ten shareholders)

Shareholder	Number of shares held	Shareholding ratio (%)
Hulic Co., Ltd.	2,528,856	26.81
Tachihi Holdings Co., Ltd	560,000	5.94
Nagoya Railroad Co., Ltd.	480,000	5.09
The Master Trust Bank of Japan, Ltd. (Trust Account)	290,400	3.08
Nippon View Hotel Group Employees’ Shareholding Association	190,584	2.02
Japan Trustee Services Bank, Ltd. (Trust Account 4)	150,200	1.59
PHILLIP SECURITIES CLIENTS (RETAIL)	138,000	1.46
Suntory Liquors Ltd.	120,000	1.27
Resona Bank, Limited	120,000	1.27
Japan Trustee Services Bank, Ltd. (Trust Account 5)	118,300	1.25

(Note)	1.	The Company holds 297,600 treasury shares but is excluded from the major shareholders above.

	2.	The shareholding ratios shown above have been calculated after deducting the treasury shares.

[Translation]

(2)	Status of company officers

(i)	Status of Directors and Statutory Auditors (as of April 30, 2019)

Position at the Company	Name	Responsibilities and significant concurrent positions
President and Representative Director	Yoshiaki Endo
Chairman and Director	Kazuo Ishii	Company-wide Control Assistant
Managing Director	Manabu Yajima	In charge of Supervision of the Administrative Division and Accounting Department President and Representative Director of Nasukogyo Co., Ltd.
Director	Hirohito Tominaga
In charge of Corporate Planning Department, Subsidiary Management, Facilities Management Office, and Business Development Office

Director of Nasukogyo Co., Ltd.

Director of Nippon View Hotel Business Co., Ltd.

Director	Shinji Itami	In charge of Directly Managed Business Locations (Sapporo, Akita, Narita, Irako, Osaka), Headquarters’ Sales Department, and Business Management Department
Director	Ryota Asano	Hotel General Manager of Asakusa View Hotel, Head of Revenue Management Office, and in charge of Directly Managed Business Locations (Asakusa and Ryogoku)
Director	Yoshiaki Chikaarashi	In charge of Cooking Operations Office
Director	Shigeru Takagi	Ginza-Kobikicho Law Office (attorney-at-law) Outside statutory auditor at Biotec Co., Ltd.
Director	Saburo Nishiura	Chairman and Representative Director of Hulic Co., Ltd. Outside statutory auditor of Nitivy Co., Ltd. Executive member of KEIDANREN (Japan Business Federation)
Director	Kazuya Suga
Representative of Suga Certified Public Accountant Office (certified public accountant)

Representative Partner of Nexty Audit Office

Outside director of Saikaya Co., Ltd.

Director of Japanese Association for Business Recovery

Part-time lecturer of Japan Institute of Agricultural Management

Statutory auditor of Matsuo Electric Co., Ltd.

[Translation]

Full-time Statutory Auditor	Masahiro Okamoto	Outside statutory auditor of Nasukogyo Co., Ltd. Statutory Auditor of Nippon View Hotel Business Co., Ltd.
Statutory Auditor	Tatsuhiro Maeda	Representative of Maeda Tatsuhiro Accounting Office (certified public accountant and certified tax accountant) Outside statutory auditor of OILES CORPORATION
Statutory Auditor	Yoko Seki
Ginza Prime Law Office (attorney-at-law)

Professor of Kokushikan University

Outside statutory auditor of TAIJU LIFE INSURANCE COMPANY LIMITED

Supervisory director of AEON REIT Investment Corporation

Outside statutory auditor of Takasago Thermal Engineering Co., Ltd.

(Note)	1.	Directors Shigeru Takagi, Saburo Nishiura, and Kazuya Suga are outside directors.

	2.	Statutory Auditors Masahiro Okamoto, Tatsuhiro Maeda, and Yoko Seki are outside statutory auditors.

	3.	Statutory Auditor Tatsuhiro Maeda is qualified as a certified public accountant and certified tax accountant and has a considerable degree of knowledge regarding finance and accounting.

	4.	Statutory Auditor Yoko Seki is qualified as a certified public accountant and has a considerable degree of knowledge regarding finance and accounting.

	5.	The Company has designated Shigeru Takagi, Kazuya Suga, Tatsuhiro Maeda, and Yoko Seki as independent officers in accordance with the provisions of Tokyo Stock Exchange (“TSE”) and registered them as independent officers with TSE.

	6.	The changes in positions, responsibilities, and the like of directors in the current fiscal year are as follows:

Name	Before change	After change	Date of change
Kazuo Ishii	Chairman and Director; in charge of Business Development Office	Chairman and Director; Company-wide Control Assistant	April 1, 2019
Hirohito Tominaga	In charge of Corporate Planning Department and Subsidiary Management	In charge of Corporate Planning Department, Subsidiary Management, Facilities Management Office, and Business Development Office	April 1, 2019
Shinji Itami	General Manager of General Affairs Department and in charge of Purchasing Control Office	In charge of Directly Managed Business Locations (Sapporo, Akita, Narita, Irako, Osaka), Headquarters’ Sales Department, and Business Management Department	April 1, 2019
Ryota Asano	In charge of Directly Managed Business Locations, Business Management Department, Headquarters’ Sales Department, and Purchasing Control Office	Hotel General Manager of Asakusa View Hotel, Head of Revenue Management Office, and in charge of Directly Managed Business Locations (Asakusa and Ryogoku)	April 1, 2019

[Translation]

7	The changes in significant concurrent positions in the current fiscal year

	(i)	Managing Director Manabu Yajima assumed the position of President and Representative Director of Nasukogyo Co., Ltd. on July 25, 2018, and left his position as a Director of Nippon View Hotel Business Co., Ltd.

	(ii)	Director Hirohito Tominaga assumed a position as a Director of Nippon View Hotel Business Co., Ltd. on July 25, 2018.

	(iii)	Director Saburo Nishiura left his position as an outside statutory auditor of Teikoku Sen-i Co., Ltd. on March 28, 2019.

	(iv)	Statutory Auditor Tatsuhiro Maeda assumed a position as an outside statutory auditor of OILES CORPORATION on June 28, 2018.

(ii)	Statutory Auditor who left his position during the fiscal year

Name	Date of retirement	Reason for leaving position	Position, responsibilities, and significant concurrent positions at the time of leaving
Kenji Inokura	July 26, 2018	Expiration of term of office	Statutory Auditor

(iii)	Total amount of remuneration, etc. for directors and statutory auditors

Category	Number of payees	Amount (thousands of yen)	Remarks
Directors	10	114,881	(9,000 thousand yen for three outside directors)
Statutory Auditors	4	16,450	(15,700 thousand yen for three outside statutory auditors)
Total	14	131,331

[Translation]

(Note)	1.	The number of directors at the end of the current fiscal year is ten (including three outside directors).

	2.	The maximum amount of remuneration for directors was determined to be up to 180 million yen per year (excluding employee wages) by a resolution at the ordinary general shareholders’ meeting held in July 1990. The remuneration is determined within that scope after deliberation by the remuneration committee, the majority of whose members are outside directors.

	3.	The number of statutory auditors at the end of the current fiscal year is three (including three outside statutory auditors), and the number of statutory auditor payees includes one statutory auditor who left his position on July 26, 2018.

	4.	The maximum amount of remuneration for statutory auditors was determined to be up to 24 million yen per year by a resolution at the ordinary general shareholders’ meeting held in July 1982. The remuneration is determined within that scope through consultation among the statutory auditors.

	5.	Details of, and method of, the policies on determination of the amount or method of calculation of remuneration, etc. of officers

(i) The remuneration for directors consists of base remuneration (fixed remuneration) that is determined after considering the importance of their duties and performance-related remuneration that is determined based on the Company’s performance and their degree of contribution to that performance.

(ii) The remuneration for outside directors and statutory auditors consists only of base remuneration (fixed remuneration) in light of their roles and duties.

(iv)	Matters regarding limited liability agreements

The Company executed agreements that limit the liability for damages in Article 423, Paragraph 1 of the Companies Act with each outside director and statutory auditor in accordance with the provisions in Article 427, Paragraph 1 of the Companies Act.

The maximum amount of the liability for damages under the agreements is the amount stipulated by laws and ordinances.

(v)	Matters regarding outside officers

(a)	Status of significant concurrent positions in other corporations, etc. and relationships with such other corporations, etc.

-
Director Shigeru Takagi serves as an attorney-at-law of Ginza-Kobikicho Law Office and outside statutory auditor at Biotec Co., Ltd.  There is no special relationship between the Company and either of these entities where he holds concurrent positions.

-	Director Saburo Nishiura serves as the Chairman and Representative Director of Hulic Co., Ltd., which is the largest shareholder of the Company.

Director Nishiura serves as outside statutory auditor of Nitivy Co., Ltd. and co-secretary at KEIDANREN (Japan Business Federation), and there is no special relationship between the Company and either of these entities where he holds concurrent positions.

-
Director Kazuya Suga serves as the representative of Suga Certified Public Accountant Office, representative Partner of Nexty Audit Office, outside director of Saikaya Co., Ltd., director of Japanese Association for Business Recovery, part-time lecturer of Japan Institute of Agricultural Management, and statutory auditor of Matsuo Electric Co., Ltd.  There is no special relationship between the Company and any of these entities where he holds concurrent positions.

-
Statutory Auditor Masahiro Okamoto serves as outside statutory auditor of Nasukogyo Co., Ltd. and Statutory Auditor of Nippon View Hotel Business Co., Ltd., which are material subsidiaries of the Company.

[Translation]

-
Statutory Auditor Tatsuhiro Maeda serves as the Representative of Maeda Tatsuhiro Accounting Office and outside statutory auditor of OILES CORPORATION.  There is no special relationship between the Company and either of these entities where he holds concurrent positions.

-
Statutory Auditor Yoko Seki serves as an attorney-at-law of Ginza Prime Law Office, Professor of Kokushikan University, outside statutory auditor of TAIJU LIFE INSURANCE COMPANY LIMITED, Supervisory Director of AEON REIT Investment Corporation, and outside statutory auditor of Takasago Thermal Engineering Co., Ltd.  Although there have been transactions with TAIJU LIFE INSURANCE COMPANY LIMITED as one of the contractors for management of the corporate pension (retirement allowances) of the Company, the annual transaction value of those transactions and the percentage of consolidated net sales they constitute are minor for both the Company and TAIJU LIFE INSURANCE COMPANY LIMITED.  There is no special relationship between the Company and any of these other entities where he holds concurrent positions.

(b)	Status of main activities during the current fiscal year

Name	Position at the Company	Details of main activities
Shigeru Takagi	Director	He attended all of the 12 meetings of the Board of Directors held in the current fiscal year and provided comments necessary for deliberation on agenda items as appropriate.
Saburo Nishiura	Director	He attended all of the 12 meetings of the Board of Directors held in the current fiscal year and provided comments necessary for deliberation on agenda items as appropriate.
Kazuya Suga	Director	He attended all of the 12 meetings of the Board of Directors held in the current fiscal year and provided comments necessary for deliberation on agenda items as appropriate.
Masahiro Okamoto	Statutory Auditor
He attended all of the 12 meetings of the Board of Directors held in the current fiscal year and provided comments to ensure that the decision-making of the Board of Directors is appropriate and proper from financial, audit, legal, and other such specialized viewpoints.  He attended all of the 11 meetings of the Board of Statutory Auditors and provided necessary comments as appropriate.

Tatsuhiro Maeda	Statutory Auditor
He attended all of the 12 meetings of the Board of Directors held in the current fiscal year and provided comments to ensure that the decision-making of the Board of Directors is appropriate and proper from specialized viewpoints as a certified public accountant.  He attended all of the 11 meetings of the Board of Statutory Auditors and provided necessary comments as appropriate.

Yoko Seki	Statutory Auditor
She attended all of the 10 meetings of the Board of Directors held since assuming office on July 26, 2018 and provided comments to ensure that the decision-making of the Board of Directors is appropriate and proper from specialized viewpoints as an attorney-at-law.  She attended all of the 9 meetings of the Board of Statutory Auditors held since assuming office on the same day and provided necessary comments as appropriate.

[Translation]

(c)	Exchange of information, etc. with independent outside directors, etc.

In accordance with “Basic Policy regarding Corporate Governance,” the Board of Statutory Auditors holds meetings on a regular basis in order to ensure that independent outside directors and statutory auditors may appropriately perform their duties, and the Board of Statutory Auditors held such meetings in June 2018 and December 2018.

(3)	Status of Accounting Auditor

(i)	Name of the Accounting Auditor

ERNST & YOUNG SHINNIHON LLC

(ii)	Amount of remuneration, etc.

Amount of remuneration, etc.
Amount of remuneration, etc. for the Accounting Auditor for current fiscal year	31 million yen
Total amount of money and any other economic benefits to be paid to the Accounting Auditor by the Company and its subsidiaries	31 million yen

(Note)
1. In the audit agreement between the Company and the Accounting Auditor, the amounts of the audit certification fee and the like under the Companies Act and the audit certification fee and the like under the Financial Instruments and Exchange Act are not clearly separated, and those amounts cannot be substantially separated, so the total amount of those fees is listed as the amount of the remuneration, etc. for the Accounting Auditor for the current fiscal year.

2. The Board of Statutory Auditors decided to consent to the amount of the remuneration, etc. of the Accounting Auditor upon conducting necessary verifications as to whether or not the contents of the Accounting Auditor’s audit plan, the status of the performance of duties of accounting audit, the basis for the calculation of the estimated amount of remuneration, etc. are appropriate.

(iii)	Details of non-auditing services

There are no applicable matters.

[Translation]

(iv)	Policy regarding decision of dismissal or refusal of reappointment of the Accounting Auditor

If the Board of Statutory Auditors determines it is necessary because, for example, the Accounting Auditor is unable to execute its duties, it will decide the details of the proposal to be submitted to a general shareholders’ meeting regarding the dismissal or non-reappointment of the Accounting Auditor.

In addition, if it is believed the Accounting Auditor falls under a category prescribed in any item of Article 340, Paragraph 1 of the Companies Act, the Board of Statutory Auditors will dismiss the Accounting Auditor with the consent of all of the Statutory Auditors.  In this case, a Statutory Auditor appointed by the Board of Statutory Auditors will report that dismissal of the Accounting Auditor and the reason for the dismissal at the first general shareholders’ meeting convened thereafter.

(v)	Business suspension order to which the Accounting Auditor was subject during past two years

There are no applicable matters.

(vi)	Summary of the contents of the limited liability agreement

The Company’s Articles of Incorporation provide that the Company may execute agreements that limit the liability for damages in Article 423, Paragraph 1 of the Companies Act in accordance with the provisions of Article 427, Paragraph 1 of the Companies Act, but the Company has not executed any limited liability agreement with the Accounting Auditor.

(4)	Summary of systems for ensuring proper execution of business operations

A summary of decisions concerning systems to ensure the execution of duties by Directors complies with laws, regulations, and the Articles of Incorporation and to ensure the properness of operations are set out below.

(i)	System for ensuring execution of duties by directors and employees are in compliance with laws and ordinances and Articles of Incorporation

(a)
The Company establishes compliance regulations and the Principles of Corporate Ethics applicable to the Company and its subsidiaries (collectively, the “Company Group”) in their entirety and stipulates the Code of Corporate Ethics, the Corporate Code of Conduct and the Code of Implementation to ensure that the Directors and employees of the Company Group comply with laws, regulations and the Articles of Incorporation and conduct corporate activities based on fair and high ethical standards.

(b)
The Company designates the General Affairs Department as the supervising department to ensure the effectiveness of compliance, and the Board of Directors discusses and determines important compliance issues.  The Company also seeks to ensure the thorough establishment and operation of a mindset for compliance with laws and ordinances by appointing a person responsible for, and a person in charge of, compliance at each business location and subsidiary.

[Translation]

(c)
The Company has established a system for submitting reports to the General Affairs Department, encouraging the provision of information concerning issues discovered involving compliance.  The Company will establish a Whistleblowing Desk to receive the reports inside or outside the Company, or both.  The Company will promptly take appropriate measures for remedy or improvement, if necessary.

(d)	The status of efforts to ensure compliance is regularly reported to the Board of Directors and the Board of Statutory Auditors.

(ii)	System for information storage and management relating to execution of duties by directors

(a)
The Company stores information relating to the execution of duties by the Directors as well as related materials used for management decisions by recording that information on written documents (including electromagnetic recordings).  The General Affairs Department is the supervising department for managing documents, and it establishes the regulations for the storage period and management method of documents to be managed.

(b)	The Company keeps information relating to the execution of duties by the Directors in a state in which Directors and Statutory Auditors may access such information at their request.

(iii)	Regulations for managing risk of loss and other similar systems

(a)
The General Affairs Department is the supervising department for taking measures against risks to comprehensively identify risks to the Company Group that may have a material effect on management and to ensure risk management.  Chiefs of business locations or Presidents and Representative Directors of subsidiaries are responsible for risk management at each business location and subsidiary, and they endeavor to ensure risk management and otherwise establish prevention systems during ordinary times.

(b)
The Company makes efforts to establish in advance a system for responding to the occurrence or possible occurrence of unforeseen circumstances that may have a material effect on the management of the Company Group, and it takes measures based on crisis management measures and other guidelines.  The Board of Directors discusses and determines important risk management issues.

(c)	The Internal Audit Office audits the effectiveness of the risk management system of the Company Group and reports to the Board of Directors and the Board of Statutory Auditors.

(iv)	System for ensuring the efficient execution of duties by directors

(a)
The Company establishes the regulations for the management of the Board of Directors and holds monthly meetings of the Board of Directors as a general rule and other extraordinary meetings of the Board of Directors as necessary.  The Company establishes the Management Advisory Council attended by the Full-Time Directors and the Full-Time Statutory Auditors and holds monthly meetings of the Management Advisory Council as a general rule.

(b)
By resolutions of the Board of Directors, the Company appoints corporate officers in charge of the execution of operations and delegates them to execute the operations of the Company.  The corporate officers execute operations in accordance with the corporate policy determined by the Company and the instructions of the President and Representative Director.

[Translation]

(c)
The Company clearly designates the budget based on the business plan and clarifies the goals and responsibilities of the business departments, and it seeks to achieve the performance goals for the relevant fiscal year by analyzing the difference between the budget and performance.

(d)
The Company achieves management streamlining and risk management at the same time, and it promotes the establishment of IT systems and seeks to optimize the entire Company Group to ensure the effective operation of internal control.

(v)	System to ensure the properness of operations of the group of enterprises consisting of the Company Group

(a)
The Company establishes the compliance regulations and the Principles of Corporate Ethics applicable to the Company Group and stipulates the Code of Corporate Ethics, the Corporate Code of Conduct and the Code of Implementation, and it seeks to make known, and establish a system for, compliance among the group.

(b)
The Company aims to establish internal control of the Company Group and designates the Corporate Planning Department as the department in charge of the internal control of the entire Company Group.  The Company also establishes a structure that includes a system where the discussion, sharing of information, giving of instructions and other acts regarding the internal control are performed effectively between group companies.

(c)
The Directors of the Company and the President and Representative Directors of its subsidiaries have the authorities and responsibilities to establish and manage internal control to ensure the properness of execution of operations of each department.

(d)	The Internal Audit Office audits the effectiveness of the compliance system of the Company Group.

(vi)
Matters relating to employees assisting duties of statutory auditors when appointment of those employees is requested by statutory auditors, and matters relating to independence from directors of those employees

(a)
When requested by a Statutory Auditor to appoint an employee to assist with the Statutory Auditor’s duties, an employee who is qualified to perform the necessary duties assists with the Statutory Auditor’s duties.

(b)
An employee who receives an order necessary to perform audit operations from a Statutory Auditor gives priority to the operations for assisting with the Statutory Auditor based on such order without receiving directions or orders from the Directors, thereby ensuring independence from the Directors.

[Translation]

(vii)
System for reporting by directors and employees of the Company Group to statutory auditors, system for other types of reporting to statutory auditors, and system for ensuring that directors and employees of the Company Group are not adversely treated due to such reports

(a)
The Directors and employees of the Company Group regularly report to the Statutory Auditors the status of management, status of performance of business, financial conditions and other important matters relating to management.

(b)
The Directors and employees of the Company Group promptly report to the Statutory Auditors any fact that is likely to cause significant damage to the Company, any misconduct relating to the performance of duties of the Directors, any important fact conflicting with compliance, and other important facts, if any of them occurs.

(c)
The Company prohibits the Directors and employees making reports to the Statutory Auditors from being adversely treated and makes the Directors and employees of the Company Group aware of that prohibition.

(viii)	Other systems for ensuring that statutory auditors effectively execute audits

(a)	The Statutory Auditors attend the meetings of the Board of Directors and other important meetings and may express their opinions if it is deemed necessary.

(b)	The Statutory Auditors regularly hold meetings where they share opinions with the President and Representative Director and the Accounting Auditor.

(c)	When requested by a Statutory Auditor to pay expenses necessary for the execution of his or her duties, the Company pays such expenses and promptly settles such expenses or liabilities.

(5)	Summary of operational status of systems for ensuring proper execution of business operations

A summary of the operational status of systems for ensuring proper execution of business operations is set out below.

(i)	System for ensuring execution of duties by directors and employees are in compliance with laws and ordinances and Articles of Incorporation

In accordance with the compliance regulations, the Company has held four meetings of the Compliance Committee chaired by the Director in charge of general affairs during the current fiscal year where the Company has established and reviewed the compliance system and examined, analyzed, and discussed measures for the matters reported through whistleblowing.  The Company also distributes compliance manuals to employees to prevent violations of compliance.

[Translation]

(ii)	Regulations for managing risk of loss and other similar systems

In accordance with the risk management regulations, the Company has held four meetings of the Risk Management Committee chaired by the President and Representative Director during the current fiscal year where the Company has evaluated and examined measures for risks relating to safety and health management,  information security, and  risk management in the operation process and has made efforts to mitigate risks.

(iii)	System for ensuring the efficient execution of duties by directors

In addition to holding monthly meetings of the Board of Directors as a general rule, the Company holds extraordinary meetings of the Board of Directors as necessary.  The Company has held twelve meetings of the Board of Directors during the current fiscal year and ensures the effectiveness of decision-making regarding the execution of operations and the supervision thereof.  In addition, the full-time officers have held four meetings of the Management Advisory Council during the current fiscal year and have discussed the specific details of the execution of operations and improved the effectiveness of decision-making and supervision.

(iv)	System to ensure the properness of operations of the group of enterprises consisting of the Company Group

With respect to decisions made by subsidiaries on important matters, certain designated matters are approved by the Company and reported to the Company in accordance with the Subsidiary Management Regulations, and the properness of operations is ensured.  Additionally, the Statutory Auditors and the Internal Audit Office have audited the operations of the group, including the subsidiaries.

(v)	System for ensuring that statutory auditors effectively execute audits

The Company has held eleven meetings of the Board of Statutory Auditors during the current fiscal year and has received reports on, discussed, and resolved important matters concerning audits.  The Statutory Auditors seek to confirm the execution of operations and ensure the effectiveness of audits by attending meetings of the Management Advisory Council and other important meetings, reviewing approval request documents (ringi-sho) and other important documents, and sharing opinions with the Representative Director.

(6)          Policy on determination of dividends of surplus, etc.

From a standpoint of respecting shareholders, the Company understands that it is important for management to protect the interests of shareholders and implement regular and stable distributions of dividends, and the Company’s basic policy is to distribute dividends of surplus while retaining internal reserves for future business expansion and for strengthening its management structure.  The Company has conducted its management with a goal of a consolidated dividend payout ratio of 30% or more.  With respect to the purpose of use of internal reserve funds, in order to respond to the forthcoming expected changes in the business management climate, the Company intends to effectively invest the internal reserve funds to further increase competitiveness, strengthen its products and service infrastructure to meet market needs, and aim to expand the business base.

The Articles of Incorporation of the Company provide that the Company may determine dividends of surplus and the like by a resolution of the Board of Directors and without a resolution of the general shareholders’ meeting under the provisions of Article 459, Paragraph 1 of the Companies Act.

[Translation]

The Articles of Incorporation of the Company also provide that the Company distributes dividends of surplus twice each year through interim dividends and year-end dividends and that the Company may distribute dividends of surplus at other times after determining a reference date.

While comprehensively taking into account the results for the current period, the future outlook for results, its financial condition, the dividend payout ratio, and the like, the Company determined that the year-end dividend for the current period will be 22 yen per share.

[Translation]

Consolidated Balance Sheet
(As of April 30, 2019)

(Millions of yen)

(Assets)		(Liabilities)
Item	Amount	Item	Amount
Current assets	5,836	Current liabilities	6,221
		Accounts payable – trade	845
Cash and deposits	4,074	Current portion of bonds	66
Accounts receivable – trade	1,054	Current portion of long-term loans payable	1,929
Supplies	226	Lease obligations	382
Other	481	Accounts payable (other)	1,668
Allowance for doubtful accounts	(0)	Income taxes payable	160
Non-current assets	23,838	Consumption taxes payable	585
Property, plant and equipment	22,486	Provision for bonuses	328
Buildings and structures	12,719	Other	254
Machinery, equipment and vehicles	199	Non-current liabilities	12,579
Tools, furniture and fixtures	339	Bonds	22
Land	4,821	Long-term loans payable	7,603
Construction in progress	40	Lease obligations	4,484
Leased assets	4,365	Net defined benefit liability	184
Intangible assets	35	Asset retirement obligations	42
Investments and other assets	1,316	Long-term accounts payable	115
Investment securities	45	Other	127
Long-term loan receivables	94	Total liabilities	18,801
Deferred tax assets	301	(Net assets)
Other	975	Shareholders’ equity	10,739
Allowance for doubtful accounts	(99)	Capital stock	2,794
		Capital surplus	1,714
		Retained earnings	6,639
		Treasury stock	(408)
		Accumulated other comprehensive income	133
		Valuation difference on available-for-sale securities	4
		Remeasurements of defined benefit plans	142
		Deferred gains or losses on hedges	(13)
		Total net assets	10,873
Total assets	29,674	Total liabilities and net assets	29,674
(Note): All sums have been rounded down to the nearest million yen.

[Translation]

Consolidated Statement of Income
(From May 1, 2018 to April 30, 2019)

(Millions of yen)

Item	Amount
Net sales		21,570
Cost of sales		4,655
Gross profit		16,914 16,156
Selling, general and administrative expenses
Operating income		758
Non-operating income
Interest income	1
Dividend income	1
Rent income	16
Insurance income	36
Other	71	127
Non-operating expense
Interest expense	134
Commission fee	21
Repair and maintenance	29
Other	12	198
Ordinary income		687
Extraordinary income
Gain on sales of non-current assets	30	30
Extraordinary loss
Loss on retirement of non-current assets	148
Impairment loss	1,857
Other	0	2,006
Loss before income taxes		1,288
Income taxes – current	100
Income taxes – deferred	122	222
Net loss		1,511
Net loss attributable to shareholders of the parent company		1,511
(Note): All sums have been rounded down to the nearest million yen.

[Translation]

Consolidated Statement of Changes in Equity

(From May 1, 2018 to April 30, 2019)

(Millions of yen)

	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at beginning of current fiscal year	2,791	1,711	8,357	(408)	12,452
Changes of items during fiscal year
Issuance of new shares	3	3			6
Dividends of surplus			(207)		(207)
Net loss attributable to shareholders of the parent company			(1,511)		(1,511)
Net changes of other than shareholders’ equity
Total changes of items during fiscal year	3	3	(1,718)	－	(1,712)
Balance at end of current fiscal year	2,794	1,714	6,639	(408)	10,739

	Accumulated other comprehensive income				Total net assets
	Valuation difference on available-for-sale securities	Remeasurements of defined benefit plans	Deferred gains or losses on hedges	Total accumulated other comprehensive income
Balance at beginning of current fiscal year	12	191	(3)	200	12,652
Changes of items during fiscal year
Issuance of new shares					6
Dividends of surplus					(207)
Net loss attributable to shareholders of the parent company					(1,511)
Net changes of other than shareholders’ equity	(7)	(49)	(9)	(67)	(67)
Total changes of items during fiscal year	(7)	(49)	(9)	(67)	(1,779)
Balance at end of current fiscal year	4	142	(13)	133	10,873
(Note): All sums have been rounded down to the nearest million yen.

[Translation]

Non-Consolidated Balance Sheet

(As of April 30, 2019)

(Millions of yen)

(Assets)		(Liabilities)
Item	Amount	Item	Amount
Current assets	4,898	Current liabilities	5,623
Cash and deposits	3,390	Accounts payable – trade	707
Accounts receivable – trade	919	Current portion of bonds	66
Supplies	141	Current portion of long-term loans payable	1,876
Prepaid expenses	103	Lease obligations	369
Accounts receivable – other	102	Income taxes payable	160
Other	241	Consumption taxes payable	564
Allowance for doubtful accounts	(0)	Accounts payable – other	1,385
Non-current assets	23,399	Advances received	108
Property, plant and equipment	22,017	Deposits received	78
Buildings	12,452	Provision for bonuses	281
Structures	151	Other	25
Machinery and equipment	185	Non-current liabilities	12,398
Vehicles	0	Bonds	22
Tools, furniture and fixtures	326	Long-term loans payable	7,266
Land	4,504	Lease obligations	4,469
Construction in progress	40	Provision for retirement benefits	354
Leased assets	4,355	Asset retirement obligations	42
Intangible assets	32	Long-term accounts payable	115
Investments and other assets	1,349	Long-term guarantees deposited	127
Investment securities	34	Total liabilities	18,021
Investments of subsidiaries and associates	34	(Net assets)
Investments in capital	20	Shareholders’ equity	10,286
Bankruptcy or reorganization claims	5	Capital stock	2,794
Long-term prepaid expenses	38	Capital surplus	1,713
Deferred tax assets	326	Legal capital surplus	1,704
Guarantee deposits	815	Other capital surplus	9
Other	78	Retained earnings	6,186
		Other retained earnings	6,186
		Retained earnings carried forward	6,186
		Treasury stock	(408)
		Valuation and translation adjustments	(9)
		Valuation difference on available-for-sale securities	4
		Deferred gains or losses on hedges	(13)
Allowance for doubtful accounts	(3)	Total net assets	10,276
Total assets	28,297	Total liabilities and net assets	28,297
(Note): All sums have been rounded down to the nearest million yen.

[Translation]

Non-Consolidated Statement of Income

(From May 1, 2018 to April 30, 2019)

(Millions of yen)

Item	Amount
Net sales		18,391
Cost of sales		3,976
Gross profit		14,415
Selling, general and administrative expenses		13,599
Operating income		815
Non-operating income
Interest income	0
Dividend income	0
Rent income	15
Fiduciary obligation fee	12
Insurance income	36
Other	56	121
Non-operating expense
Interest expense	129
Repair and maintenance	29
Other	33	191
Ordinary income		745
Extraordinary income
Gain on sales of non-current assets	30	30
Extraordinary loss
Loss on retirement of non-current assets	146
Other	0	147
Income before income taxes		628
Income taxes-current	96
Income taxes-deferred	116	212
Net income		415
(Note): All sums have been rounded down to the nearest million yen.

[Translation]

Non-Consolidated Statement of Changes in Equity

(From May 1, 2018 to April 30, 2019)

(Millions of yen)

	Shareholders’ equity
	Capital stock	Capital surplus			Retained earnings		Treasury stock	Total shareholders’ equity
		Legal capital surplus	Other legal capital surplus	Total capital surplus	Other retained earnings	Total retained earnings
					Retained earnings carried forward
Balance at beginning of current fiscal year	2,791	1,701	9	1,710	5,977	5,977	(408)	10,071
Changes of items during fiscal year
Issuance of new shares	3	3		3				6
Dividend of surplus					(207)	(207)		(207)
Net income					415	415		415
Net changes of other than shareholders’ equity
Total changes of items during fiscal year	3	3	－	3	208	208	－	214
Balance at end of current fiscal year	2,794	1,704	9	1,713	6,186	6,186	(408)	10,286

	Valuation and translation adjustments
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Total valuation and translation adjustments	Total net assets
Balance at beginning of current fiscal year	11	(3)	7	10,079
Changes of items during fiscal year
Issuance of new shares				6
Dividend of surplus				(207)
Net income				415
Net changes of other than shareholders’ equity	(7)	(9)	(17)	(17)
Total changes of items during fiscal year	(7)	(9)	(17)	197
Balance at end of current fiscal year	4	(13)	(9)	10,276
(Note): All sums have been rounded down to the nearest million yen

Accounting Audit Report on Consolidated Financial Statements

Independent Auditor’s Report
(Translation)

June 14, 2019

The Board of Directors of
Nippon View Hotel Co., Ltd.

ERNST & YOUNG SHINNIHON LLC

Masaaki Tsuzura Certified Public Accountant Designated Limited Partner and Managing Partner

Sei Eshita Certified Public Accountant Designated Limited Partner and Managing Partner

Pursuant to Article 444, Paragraph 4 of the Companies Act, we have audited the Consolidated Financial Statements of Nippon View Hotel Co., Ltd. (the “Company”), which consist of the Consolidated Balance Sheet, the Consolidated Statement of Income, the Consolidated Statement of Changes in Equity and the Notes to Consolidated Financial Statements for the consolidated fiscal year from May 1, 2018 to April 30, 2019.

Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the Consolidated Financial Statements in accordance with accounting principles generally accepted in Japan, including establishing and operating such internal control as management determines is necessary to enable the preparation and fair presentation of the Consolidated Financial Statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion from an independent standpoint on the Consolidated Financial Statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Consolidated Financial Statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Consolidated Financial Statements. The procedures are selected and applied by the auditors’ judgment based on the assessment of the risks of material misstatement of the Consolidated Financial Statements, whether due to fraud or error. Although the purpose of an audit is not to express an opinion on the effectiveness of the internal control, in making these risk assessments, the auditor considers the internal control relevant to the preparation and fair presentation of the Consolidated Financial Statements so as to design audit procedures that are appropriate in the circumstances. An audit also includes reviewing the overall presentation of the Consolidated Financial Statements, including evaluating the accounting policies adopted by management and the method of their application, and the estimates made by management.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the Consolidated Financial Statements referred to above fairly present, in all material respects, the status of assets and profit and loss of the corporate group, which consists of Nippon View Hotel Co., Ltd. and its consolidated subsidiaries, for the consolidated fiscal year ended April 30, 2019 in conformity with accounting principles generally accepted in Japan.

Emphasized Matters
As stated in “Notes on Material Subsequent Events” in Notes to Consolidated Financial Statements, the Company resolved at the meeting of the Board of Directors held on June 7, 2019 to implement a share exchange through which Hulic Co., Ltd. will become a wholly-owning parent company resulting from a share exchange and the Company will become a wholly-owned subsidiary resulting from a share exchange, and the Company and Hulic Co., Ltd. have executed a share exchange agreement as of the same date.

These matters do not affect our opinion.

Conflicts of Interest
There is no interest between the Company and us or our managing partners which should be disclosed in accordance with the Certified Public Accountants Act.

(Note)
The above represents a translation, for convenience only, of the original report issued in the Japanese language.

Accounting Audit Report on Non-Consolidated Financial Statements

Independent Auditor’s Report
(Translation)

June 14, 2019

The Board of Directors of
Nippon View Hotel Co., Ltd.

ERNST & YOUNG SHINNIHON LLC

Masaaki Tsuzura Certified Public Accountant Designated Limited Partner and Managing Partner

Sei Eshita Certified Public Accountant Designated Limited Partner and Managing Partner

Pursuant to Article 436, Paragraph 2, Item 1 of the Companies Act, we have audited the Non-Consolidated Financial Statements of Nippon View Hotel Co., Ltd. (the “Company”), which consist of the Non-Consolidated Balance Sheet, the Non-Consolidated Statement of Income, the Non-Consolidated Statement of Changes in Equity, the Notes to Non-Consolidated Financial Statements, and the related supplementary schedules for the 71st Fiscal Year from May 1, 2018 to April 30, 2019.

Management’s Responsibility for the Non-Consolidated Financial Statements, Etc.
Management is responsible for the preparation and fair presentation of the Non-Consolidated Financial Statements and the related supplementary schedules in accordance with accounting principles generally accepted in Japan, including establishing and operating such internal control as management determines is necessary to enable the preparation and fair presentation of the Non-Consolidated Financial Statements and the related supplementary schedules that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion from an independent standpoint on the Non-Consolidated Financial Statements and the related supplementary schedules based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Non-Consolidated Financial Statements and the related supplementary schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Non-Consolidated Financial Statements and the related supplementary schedules. The procedures are selected and applied by the auditors’ judgment based on the assessment of the risks of material misstatement of the Non-Consolidated Financial Statements and the related supplementary schedules, whether due to fraud or error. Although the purpose of an audit is not to express an opinion on the effectiveness of the internal control, in making these risk assessments, the auditor considers the internal control relevant to the preparation and fair presentation of the Non-Consolidated Financial Statements and the related supplementary schedules so as to design audit procedures that are appropriate in the circumstances. An audit also includes reviewing the overall presentation of the Non-Consolidated Financial Statements and the related supplementary schedules, including evaluating the accounting policies adopted by management and the method of their application, and the estimates made by management.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the Non-Consolidated Financial Statements and the related supplementary schedules referred to above fairly present, in all material respects, the status of assets and profit and loss of the Company for the year ended April 30, 2019 in conformity with accounting principles generally accepted in Japan.

Emphasized Matters
As stated in “Notes on Material Subsequent Events” in Notes to Non-Consolidated Financial Statements, the Company resolved at the meeting of the Board of Directors held on June 7, 2019 to implement a share exchange through which Hulic Co., Ltd. will become a wholly-owning parent company resulting from a share exchange and the Company will become a wholly-owned subsidiary resulting from a share exchange, and the Company and Hulic Co., Ltd. have executed a share exchange agreement as of the same date.

These matters do not affect our opinion.

Conflicts of Interest
There is no interest between the Company and us or our managing partners which should be disclosed in accordance with the Certified Public Accountants Act.

(Note)
The above represents a translation, for convenience only, of the original report issued in the Japanese language.

[Translation]
Board of Statutory Auditors’ Audit Report

Audit Report

The Board of Statutory Auditors, upon discussion based on the audit reports prepared by each Statutory Auditor concerning the performance of duties of the Directors during the 71st Fiscal Year from May 1, 2018 through April 30, 2019, , prepared this Audit Report as follows:

1. Procedures and details of the audits conducted by the Statutory Auditors and Board of Statutory Auditors

(1) The Board of Statutory Auditors established the audit policies, division of duties, and other relevant matters, and received a report from each Statutory Auditor regarding the performance of audits and results thereof, as well as reports from the Directors, other relevant personnel, and the Accounting Auditor regarding the execution of their duties, and requested explanations as necessary.

(2) Based on the audit standards determined by the Board of Statutory Auditors, and in accordance with the audit policies and the division of duties, each Statutory Auditor, while endeavoring to communicate with the Directors, the internal audit division, and other employees, collecting information and maintaining and improving the audit environment, conducted the audit through the following procedures.

1)  Each Statutory Auditor attended the Board of Directors’ meetings and other important meetings, received reports from the Directors and employees on the status of execution of their duties, requested explanations as necessary, inspected the important approval documents, etc., and examined the status of operations and conditions of assets at the Company’s head office and principal business locations. In addition, each Statutory Auditor endeavored to communicate and share information with the Directors and Statutory Auditors of the subsidiaries and received the business reports from the subsidiaries as necessary.

2)  With respect to details of the resolution by the Board of Directors regarding the establishment of systems necessary to ensure that the Directors perform their duties in compliance with laws and regulations and the Articles of Incorporation and other systems prescribed by Article 100, Paragraphs 1 and 3 of the Ordinance for Enforcement of the Companies Act as systems necessary to ensure the appropriateness of operations of the corporate group comprising the Company and its subsidiaries, as described in the Business Report, as well as the systems established based on such resolution (the “Internal Control System”), each Statutory Auditor received reports from the Directors and employees on the establishment and operation of the Internal Control System, requested explanations as necessary, and expressed his or her opinions.

3)  The Statutory Auditors monitored and verified that the Accounting Auditor maintains its independence and conducts the audits appropriately, as well as received reports on the status of the performance of duties from the Accounting Auditor and requested explanations as necessary. In addition, we were informed by the Accounting Auditor that it had arranged the “System for Ensuring Properness in Performance of Duties” (matters stipulated in the items of Article 131 of the Rules of Corporate Accounting) in accordance with “Standards for Quality Control of Audits” (Business Accounting Council, October 28, 2005) and requested explanations as necessary. Based on the procedures mentioned above, we reviewed the Business Report and the related supplementary schedules, the Non-Consolidated Financial Statements, which consist of the Non-Consolidated Balance Sheet, Non-Consolidated Statement of Income, Non-Consolidated Statement of Changes in Equity, Notes to Non-Consolidated Financial Statements, and the related supplementary schedules, as well as the Consolidated Financial Statements, which consist of the Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Changes in Equity, and Notes to Consolidated Financial Statements for the fiscal year ended April 30, 2019.

2. Results of Audit

(1) Results of the audit of Business Report, etc.

We acknowledge that:

1)	The Business Report and supplementary schedules fairly present the condition of the Company in conformity with laws and regulations and the Articles of Incorporation of the Company;

2)	Regarding the performance of duties by the Directors, there were no instances of misconduct or material matters in violation of laws or regulations or the Articles of Incorporation of the Company; and

3)
The resolution of the Board of Directors regarding the Internal Control System is appropriate. There are no matters or findings to be brought up regarding details stated in the Business Report and the performance of duties by the Directors in relation to such internal control system.

(2) Results of the audit of Non-Consolidated Financial Statements and supplementary schedules

We acknowledge that the audit methods used and the audit results issued by the Accounting Auditor, ERNST & YOUNG SHINNIHON, LLC are appropriate.

(3) Results of the audit of Consolidated Financial Statements

We acknowledge that the audit methods used and the audit results issued by the Accounting Auditor, ERNST & YOUNG SHINNIHON LLC, are appropriate.

June 20, 2019

Board of Statutory Auditors of Nippon View Hotel Co., Ltd.

Outside Statutory Auditor (Full-time)	Masahiro Okamoto
Outside Statutory Auditor	Tatsuhiro Maeda
Outside Statutory Auditor	Yoko Seki

(Note)
The above represents a translation, for convenience only, of the original report issued in the Japanese language.

[Translation]

Reference Documents for General Shareholders’ Meeting

1st Proposal	Approval of the Share Exchange Agreement between the Company and Hulic Co., Ltd.

The Company and Hulic Co., Ltd. (“Hulic”) resolved at meetings of their respective Board of Directors held on June 7, 2019 to implement a share exchange through which Hulic will become a wholly-owning parent company resulting from a share exchange and the Company will become a wholly-owned subsidiary resulting from a share exchange (the “Share Exchange”) and Hulic and the Company executed a share exchange agreement (the “Share Exchange Agreement”).

The Company therefore requests the approval of the Company’s shareholders for the Share Exchange Agreement.

The effective date of the Share Exchange is scheduled to be September 1, 2019.  Further, Hulic plans on implementing the Share Exchange without approval of its general shareholders’ meeting by way of a simplified share exchange as prescribed in Article 796, Paragraph 2 of the Companies Act.

If this proposal is approved, the Company will become a wholly-owned subsidiary of Hulic as of the effective date of the Share Exchange (September 1, 2019).  Prior thereto, the Company plans to delist its shares on August 29, 2019 (with a final trading date of August 28, 2019).

Other matters concerning this proposal such as the reason for implementing the Share Exchange and an overview of the content of the Share Exchange Agreement are as follows.

1.	Reason for implementing the Share Exchange

The Hulic Group, composed of Hulic, 18 consolidated subsidiaries, two non-consolidated subsidiaries, and 12 other affiliates, totaling 33 companies (as of March 31, 2019), engages in business operations centered around the real estate leasing business under its corporate philosophy of “Total commitment to our customers and the community. Creating productive environments. Creating amenity. Promoting peace of mind.”

Under the medium-term management plan (for 2018 to 2020) issued on January 30, 2018, Hulic states that it has established a basic policy of advancing towards a business model that, based on the real estate leasing business, further strengthens the development business and value-added business while also expanding stable revenues through the asset management business and other businesses.  In particular, in regard to creating new business fields, Hulic states that it focuses on areas in which society faces a high level of needs, such as aging population, tourism, and the environment, and is actively taking measures for those areas.

The Company Group, composed of the Company, two consolidated subsidiaries, and one non-consolidated subsidiary, totaling four companies (as of April 30, 2019), engages in the hotel business, facility operation business, and amusement park business as its main businesses.  The Company Group engages in its businesses under its corporate philosophy, which states, “Based on putting our customers first, we aim to be a top hotel chain in Japan that is always trusted, and we will contribute to the development of local societies and the improvement of international goodwill as a company that can meet the needs of global society by continuing to ensure customer safety and to provide inspiration and joy through appealing products and heartfelt services.”  In January 2017, the Company established a medium-term management plan for the four-year period beginning with the fiscal year ending April 2018, titled “View Hotels Mission–Sustainable Growth,” which set out a basic management strategy for long-term sustainable growth, and the Company has made efforts through various management strategies to achieve its consolidated performance plan.  However, the business environment has become increasingly severe due to factors such as increasing competition caused by new participants in the hotel industry, increasing personnel expenses caused by nationwide labor shortages and work-style reforms, decreasing demand for weddings caused by declining birthrates and an aging population, and a decreasing ability for regional amusement parks to attract visitors.  As a result, the Company Group’s consolidated operating profit and consolidated ordinary profit for the fiscal year ending April 2019 were below the consolidated performance plan set out in the medium-term management plan.

[Translation]

Hulic and the Company executed a “Capital and Business Alliance Agreement” on October 28, 2015 and have strengthened their alliance up to the present.  However, as a three year period has passed since the execution of the agreement, and the environment surrounding the tourism business is changing greatly due to factors such as changing lifestyles and increasing travel needs due to an increase in inbound tourists and the retirement of baby boomers, Hulic and the Company considered that sufficient synergy could not be expected under the current alliance and that closer cooperation and a closer capital relationship were necessary in order to accelerate the development of new hotels that meet diverse customer needs and to expand the business foundations of both companies, and they therefore repeatedly engaged in careful discussions and consideration.

According to Hulic, it is developing its Gate Hotel chain, whose concept is “hotels for adults,” through a subsidiary, and it considers that by making the Company, which boasts a diverse range of customers and is able to engage in flexible business measures such as new development and operator replacement, its wholly-owned subsidiary and further strengthening collaboration while utilizing Hulic’s abundance of well-located real estate and information, it will be possible to accelerate the development of new hotels that fit with the changing times and the needs of customers, thereby allowing the Hulic Group to bring in hotel operation revenue in addition to real estate revenue.

The Company considers that by further developing the current capital and business alliance and becoming a wholly-owned subsidiary of Hulic, it can expect a greater level of support than before in finding new projects, and due to the reduced capital burden on the Company Group when opening new hotels achieved by Hulic developing and holding real estate for new hotels, it will be possible to focus its management resources on hotel operations, which is the strength of the Company Group.  Additionally, Hulic intends to maintain and respect the View Hotel brand as well as the corporate philosophy of the Company Group, and through the capital and business alliance, Hulic shares an understanding of the environment surrounding the Company Group and the challenges and tasks it faces moving forward.  Therefore, the Company Group considers Hulic to be the best partner in terms of smoothly achieving cooperation.  Moving forward, in cooperation with Hulic, the Company desires to accelerate the expansion of new hotels under the View Hotel brand and to firmly establish its position as one of Japan’s top hotel chains.

As a result of comprehensive consideration of these points, both companies reached the conclusion that the best decision in order to improve the corporate value of both the Hulic Group and the Company Group is to make the Company a wholly-owned subsidiary of Hulic through the Share Exchange.

The companies consider that by doing so, they can expect to expand the business foundations of both the Hulic Group and the Company Group, thereby leading to the further development of the groups in their entirety.

Currently, under a scheme in which Hulic will develop and hold real estate while the Company will operate hotels, Hulic and the Company are considering several specific new projects, including in the Ginza area, and will aim to open one or two new hotels each year mainly around the greater Tokyo area and in tourist cities.

2.	Content of the Share Exchange Agreement

The content of the Share Exchange Agreement executed by the Company and Hulic on June 7, 2019 is as follows.

Share Exchange Agreement (copy)

Hulic Co., Ltd. (“Hulic”) and Nippon View Hotel Co., Ltd. (“Nippon View Hotel”) execute this Share Exchange Agreement (this “Agreement”) as follows.

Article 1	Share Exchange

Hulic and Nippon View Hotel shall conduct a share exchange through which Hulic will become a wholly-owning parent company resulting from a share exchange and Nippon View Hotel will become a wholly-owned subsidiary resulting from a share exchange (the “Share Exchange”) in accordance with the provisions of this Agreement, and Hulic shall acquire all of the issued shares of Nippon View Hotel (excluding shares of Nippon View Hotel held by Hulic, hereinafter the same) through the Share Exchange.

[Translation]

Article 2	Trade Names and Addresses of the Parties

The trade names and addresses of Hulic and Nippon View Hotel are as follows.

Hulic	Trade name:	Hulic Co., Ltd.

Address:	7-3, Nihonbashi Odenmacho, Chuo-ku, Tokyo

Nippon View Hotel	Trade name:	Nippon View Hotel Co., Ltd.

Address:	3-17-1, Nishi-Asakusa, Taito-ku, Tokyo

Article 3	Number of Shares to be Delivered upon the Share Exchange and Matters Related to the Allotment of those Shares

1.
Upon the Share Exchange, Hulic shall deliver to the shareholders of Nippon View Hotel at the time (the “Record Time”) immediately prior to the acquisition by Hulic of all the issued shares of Nippon View Hotel through the Share Exchange (meaning shareholders after the cancellation of treasury shares of Nippon View Hotel as prescribed in Article 7, and excluding Hulic, the “Shareholders Subject to Allotment”) the number of shares of common stock of Hulic obtained by multiplying the total number of shares of common stock of Nippon View Hotel held by those shareholders by 1.57 as money, etc. in lieu of the shares of common stock of Nippon View Hotel held by those shareholders.

2.
Upon the Share Exchange, Hulic shall allot to the Shareholders Subject to Allotment shares of common stock of Hulic at the ratio of 1.57 shares of common stock of Hulic per share of common stock of Nippon View Hotel held by those shareholders.

3.
If the number of common shares of Hulic to be allotted to the Shareholders Subject to Allotment in accordance with the provisions of the preceding two paragraphs includes a fraction of less than a single share, Hulic shall handle those shares in accordance with the provisions of Article 234 of the Companies Act and other related laws and regulations.

Article 4	Effective Date of the Share Exchange

The date on which the Share Exchange will take effect (the “Effective Date”) is September 1, 2019; provided, however, that Hulic and Nippon View Hotel may, upon agreement through consultation, change the Effective Date if required in light of the progress of the Share Exchange procedures or for any other reason.

Article 5	Amounts of Capital and Reserves

The amounts of capital and reserves of Hulic that are to increase as a result of the Share Exchange are the amounts separately provided by Hulic in an appropriate manner in accordance with the provisions of Article 39, Paragraph 2 of the Rules of Corporate Accounting.

Article 6	Approval of the Share Exchange Agreement

1.
Hulic shall conduct the Share Exchange without approval at its general shareholders’ meeting prescribed in Article 795, Paragraph 1 of the Companies Act under this Agreement in accordance with the provisions of the main clause of Article 796, Paragraph 2 of the Companies Act; provided, however, that if approval by resolution of Hulic’ general shareholders’ meeting regarding the Share Exchange becomes necessary in accordance with the provisions of Article 796, Paragraph 3 of the Companies Act, Hulic shall request a resolution for approval of this Agreement and other matters necessary for the Share Exchange at a general shareholders’ meeting no later than the day immediately preceding the Effective Date.

2.
Nippon View Hotel shall request a resolution for approval of this Agreement and other matters necessary for the Share Exchange at a general shareholders’ meeting prescribed in Article 783, Paragraph 1 of the Companies Act no later than the day immediately preceding the Effective Date.

Article 7	Cancellation of Nippon View Hotel’s Treasury Shares

Nippon View Hotel shall, at the Record Time, cancel all treasury shares it holds at the Record Time (including shares to be acquired by Nippon View Hotel in response to a share purchase demand by a dissenting shareholder as prescribed in Article 785, Paragraph 1 of the Companies Act that may be exercised in relation to the Share Exchange) by resolution of a meeting of the Board of Directors of Nippon View Hotel held on or before the day immediately preceding the Effective Date.

[Translation]

Article 8	Treatment of Stock Acquisition Rights of Nippon View Hotel

With respect to stock acquisition rights that have been issued by Nippon View Hotel as of the day immediately preceding the Effective Date (if any), Nippon View Hotel will acquire all of them without consideration and cancel them as of the day immediately preceding the Effective Date in accordance with the provisions of the terms and conditions of the stock acquisition rights.

Article 9	Management of Company Property

Each party shall itself, and cause each of its subsidiaries to, execute its own business and manage and operate its own property with the due care of a prudent manager during the period from the execution date of this Agreement until the Effective Date, and if either party desires to conduct an act that is likely to have a significant effect on its property or its rights and obligations or conduct an act that will have a significant effect on the execution or the conditions of the Share Exchange, it shall consult with the other party and obtain the agreement of the other party in advance.

Article 10	Dividends of Surplus

1.
Hulic may distribute surplus up to 14 yen per share or the amount separately agreed by Hulic and Nippon View Hotel to shareholders and registered pledgees of shares stated or recorded in the final shareholder registry on June 30, 2019.

2.
Nippon View Hotel may distribute surplus up to 22 yen per share and a total amount of 207,522,150 yen to shareholders and registered pledgees of shares stated or recorded in the final shareholder registry on April 30, 2019.

3.
Except as provided for in the preceding paragraphs, neither party may, following the execution of this Agreement, adopt a resolution to distribute surplus where the record date is a day preceding the Effective Date or adopt a resolution to acquire treasury shares (excluding any acquisition of treasury shares where a party is required to acquire its own shares upon the exercise of rights by shareholders in accordance with an applicable law or regulation) where the acquisition date is a day preceding the Effective Date.

Article 11	Amendments to and Cancellation of this Agreement

During the period from the execution date of this Agreement until the Effective Date, either party may amend the terms of the Share Exchange or any other terms of this Agreement after consulting with and obtaining the agreement of the other party, or cancel this Agreement, if there is a significant change to the financial condition or management condition of either party (excluding where that is due to an event that is attributable to that party), if circumstances that will seriously hinder the execution of the Share Exchange arise or become clear, or if it otherwise becomes difficult to achieve the purpose of this Agreement.

Article 12	Effect of this Agreement

This Agreement will cease to be effective in the case of any of the following items:

(1)
If approval by resolution of a general shareholders’ meeting of Hulic becomes necessary in accordance with the proviso of Article 6.1 and approval for this Agreement or another matter necessary for the Share Exchange is not obtained at a general shareholders’ meeting of Hulic on or before the day immediately preceding the Effective Date;

(2)
If approval for this Agreement or another matter necessary for the Share Exchange is not obtained at a general shareholders’ meeting of Nippon View Hotel prescribed in Article 6.2 on or before the day immediately preceding the Effective Date;

(3)
If a permission, approval, etc. from a related government agency, or procedures for notification to a related government agency that is required under laws or regulations in relation to the Share Exchange is not obtained or completed on or before the Effective Date; or

(4)	If this Agreement is cancelled under the preceding Article.

[Translation]

Article 13	Jurisdiction

The parties agree that the Tokyo District Court has exclusive jurisdiction as the court of first instance if any dispute regarding the performance or interpretation of this Agreement arises.

Article 14	Consultation

The parties shall determine any matter that is not provided for in this Agreement or necessary matter related to the Share Exchange upon consultation and agreement in accordance with the purpose of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by affixing their names and seals hereto and each has retained one original hereof.

June 7, 2019

Hulic:	Hulic Co., Ltd.

7-3, Nihonbashi Odenmacho, Chuo-ku, Tokyo

Manabu Yoshidome, President, Representative Director [seal]

Nippon View Hotel:	Nippon View Hotel Co., Ltd.

3-17-1, Nishi-Asakusa, Taito-ku, Tokyo

Yoshiaki Endo, President and Representative Director [seal]

(End of the Share Exchange Agreement)

3.	Matters regarding the appropriateness of consideration for the Share Exchange

(1)	Matters regarding the appropriateness of the total consideration for the Share Exchange

Allotments in connection with the Share Exchange

	Hulic (wholly-owning parent company resulting from a share exchange)	The Company (wholly-owned subsidiary resulting from a share exchange)
Exchange Ratio in Connection with the Share Exchange	1	1.57
Number of Shares to be Delivered in the Share Exchange	10,839,231 shares of common stock of Hulic (scheduled)

(Note 1)	Allotment ratio of shares

Hulic will allot and deliver 1.57 shares of common stock of Hulic (the “Hulic Shares”) per the Company Share; provided, however, that no shares will be allotted in the Share Exchange for the Company Shares held by Hulic (2,528,856 shares as of April 30, 2019).  The above share exchange ratio might be changed upon discussions and agreement between Hulic and the Company if a significant change occurs in the terms and conditions that constitute the bases for the relevant calculations.

(Note 2)	Number of the shares of common stock to be delivered in the Share Exchange

Upon the Share Exchange, Hulic will allot and deliver to the shareholders of the Company (meaning shareholders after the cancellation of treasury shares as described below, and excluding Hulic) at the time immediately prior to its acquisition through the Share Exchange of all the Company Shares (excluding the Company Shares held by Hulic) (the “Record Time”) the number of Hulic Shares calculated in accordance with the exchange ratio in the above table in exchange for the Company Shares held by those shareholders.  Hulic plans to use the shares of common stock to be newly issued by Hulic as the shares to be delivered by Hulic.

[Translation]

The Company plans to cancel all of its treasury shares that it holds at the time immediately prior to the Record Time (including treasury shares acquired by the Company through share purchase in response to a share purchase demand that may be exercised upon the Share Exchange under the provisions of Article 785, Paragraph 1 of the Companies Act) at the time immediately prior to the Record Time by resolution at the meeting of its Board of Directors held on or before the previous day of the effective date of the Share Exchange.  The total number of Hulic Shares to be allotted and delivered in the Share Exchange might be changed due to the number of treasury shares the Company comes to hold before the time immediately prior to the Record Time or another reason.

(Note 3)	Handling of shares less than one unit

In association with the Share Exchange, the shareholders of the Company who come to hold shares less than one unit (less than 100 shares) of Hulic may not sell shares less than one unit that they hold on a financial instruments exchange, but may participate in either of the following programs concerning shares less than one unit of Hulic.

(i)	Buyback program for shares less than one unit (sale of shares less than one unit)

Under this program, any of such shareholders may demand that Hulic purchase the shares less than one unit held by that shareholder in accordance with the provisions of Article 192, Paragraph 1 of the Companies Act.

(ii)	Top-up purchase program for shares less than one unit (top-up purchase of less than one unit)

Under this program, unless Hulic does not hold the number of treasury shares needed to satisfy the demand for top-up purchase, any of such shareholders may, in accordance with the provisions of the Articles of Incorporation of Hulic based on the provisions of Article 194, Paragraph 1 of the Companies Act, demand to purchase the number of shares that will constitute one unit (100 shares) when combined with the shares less than one unit held by that shareholder from Hulic.

(Note 4)	Treatment of fractions of less than a single share

If there are any fractional shares less than a single share in the Hulic Shares to be allotted to the shareholders of the Company through the Share Exchange, Hulic will sell the number of Hulic Shares equal to the total number of those fractions of less than a single share (any fractions of less than a single share in such total number being rounded down to the nearest whole number) and pay the sales proceeds to each of the shareholders of the Company who comes to receive an allotment of fractional shares less than a single share in proportion to the value of such fractions of less than a single share in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and ordinances.

(2)	Basis for calculation of allotments in connection with the Share Exchange

(i)	Basis and Reason for Allotments

Hulic proposed the Share Exchange to the Company in January 2019, and as a result of repeated discussions and negotiations in good faith between Hulic and the Company, Hulic and the Company determined that the best decision to improve the corporate value of the entire Hulic Group and the Company Group would be to make the Company a wholly-owned subsidiary of Hulic.

In order to ensure that the decision of the exchange ratio pertaining to the Share Exchange (the “Share Exchange Ratio”) that is to be used in the Share Exchange described in “(1) Allotments in Connection with the Share Exchange” above is fair and appropriate, Hulic and the Company respectively and separately decided to request a third-party appraiser independent of Hulic and the Company to calculate the share exchange ratio, with Hulic appointing Nomura Securities Co., Ltd. (“Nomura Securities”) and the Company appointing Frontier Management Inc. (“Frontier Management”) as their respective third-party appraisers.

[Translation]

As a result of careful deliberation and examination taking into consideration the valuation report concerning the share exchange ratio obtained from Nomura Securities, which is a third-party appraiser, advice from Mori Hamada & Matsumoto, which is a legal advisor, and the like as described in “(4) Measures to Ensure Fairness” below, Hulic states that it has reached a decision that the Share Exchange Ratio is appropriate and will contribute to the interests of the shareholders of Hulic.  Accordingly, Hulic determined that the implementation of the Share Exchange using the Share Exchange Ratio is appropriate.

As a result of careful deliberation and examination taking into consideration the valuation report concerning the share exchange ratio obtained from Frontier Management, which is a third-party appraiser, and advice from Nakamura, Tsunoda & Matsumoto, which is a legal advisor, as explained in “(4) Measures to Ensure Fairness” below, and a report received from the third-party committee which has no interest in Hulic and the like as explained in “(5) Measures to Avoid Conflicts of Interest” below, the Company has reached a decision that the Share Exchange Ratio is appropriate and will contribute to the interests of the shareholders of the Company.  Accordingly, the Company determined that the implementation of the Share Exchange using the Share Exchange Ratio is appropriate.

In addition to the above, Hulic and the Company repeatedly held mutual negotiations and consultations after a careful examination based on the results of due diligence conducted by Hulic and the Company on each other while comprehensively taking into account factors such as the financial condition, asset status, and future outlook of Hulic and the Company.

As a result, Hulic and the Company have reached a decision that the Share Exchange Ratio is appropriate and will contribute to the interests of their respective shareholders.  Accordingly, they obtained the approval of the respective meetings of their Boards of Directors and executed the Share Exchange Agreement between them.

(ii)	Matters relating to the calculation

(a)	Names of the appraisers and relationships with Hulic and the Company

Both Nomura Securities, which is a third-party appraiser of Hulic, and Frontier Management, which is a third-party appraiser of the Company, are appraisers independent of Hulic and the Company, and neither of them is a related party of Hulic or the Company nor has a material interest that must be stated in relation to the Share Exchange.

(b)	Outline of calculation

With respect to Hulic, because the shares of Hulic are listed on a financial instruments exchange and are quoted, Nomura Securities states that it performed its calculation by adopting the average market price analysis.

In the average market price analysis, taking into consideration circumstances such as the status of the stock market, Nomura Securities states that it set the reference date as June 6, 2019 (the calculation reference date) and used the closing price of the Hulic Shares on the First Section of TSE on the reference date, the simple average closing price for the last five-business-day period from May 31, 2019 to the reference date, the simple average closing price for the last one-month period from May 7, 2019 to the reference date, the simple average closing price for the last three-month period from March 7, 2019 to the reference date, and the simple average closing price for the last six-month period from December 7, 2018 to the reference date.

With respect to the Company, Nomura Securities states that it performed its calculation by adopting the average market price analysis (because the shares of the Company are listed on a financial instruments exchange and are quoted), the comparable company analysis (because there are multiple listed similar companies that are able to be compared to the Company, and it is possible to make analogical inferences of share prices by comparing similar companies), and the discounted cash flow method (the “DCF Method”) in order to reflect the status of future business activities in the evaluation.

[Translation]

In the average market price analysis, taking into consideration circumstances such as the status of the stock market, Nomura Securities states that it set the reference date as June 6, 2019 (the calculation reference date) and used the closing price of the shares of the Company on the First Section of TSE on the reference date, the simple average closing price for the last five-business-day period from May 31, 2019 to the reference date, the simple average closing price for the last one-month period from May 7, 2019 to the reference date, the simple average closing price for the last three-month period from March 7, 2019 to the reference date, and the simple average closing price for the last six-month period from December 7, 2018 to the reference date.

In the comparable company analysis, Nomura Securities states that it performed an evaluation through a comparison with the market share price of listed companies engaged in businesses relatively similar to those of the Company and the financial indicators that indicate profitability and the like of such listed companies, and calculated the share exchange ratio based on the results of the evaluation.

In the DCF Method, Nomura Securities states that it calculated the Company’s share value by discounting the Company’s future cash flow, which is based on financial projections from the fiscal year ending April 2020 until the fiscal year ending April 2024 prepared by the Company, at a certain discount rate to the present value.  The profit plan used as a basis for the calculation includes a fiscal year with a significant increase or decrease in earnings.  Specifically, in the fiscal year ending April 2021, operating profit is expected to be 877 million yen, an increase of 30% or more year-on-year, due to increased demand coinciding with the Tokyo Olympic and Paralympic Games and the opening of a new directly-operated hotel, the Asakusa View Hotel Villa (tentative name).  The financial projections do not reflect the implementation of the Share Exchange.

Nomura Securities states that the calculation results using each of those valuation methods where the share value per share of Hulic Shares is one are as follows.

Calculation Range for the Share Exchange Ratio
Average market price analysis	1.15 – 1.31
Comparable company analysis	1.20 – 2.28
DCF Method	1.08 – 2.13

In calculating the share exchange ratios above, Nomura Securities states that it has, in principle, used such things as information provided to it by Hulic and the Company and publicly available information as presented, and assumed that this data, information and the like it has used is entirely accurate and complete and that there is no information undisclosed to Nomura Securities that would have a significant impact on the calculation of the share exchange ratio.  It has not made an independent study of the accuracy or completeness thereof.  Also, Nomura Securities states that it has not made an independent assessment, appraisal or evaluation and has not requested an appraisal or evaluation to any independent institution in connection with any relevant assets or liabilities (including contingent liabilities) of Hulic, the Company, or any of their affiliates, including an analysis and assessment of their respective assets or liabilities.  The calculation of the share exchange ratio by Nomura Securities is based on the information available and the economic conditions as of June 6, 2019.  Nomura Securities states that it also assumed that the financial projections of the Company have been reasonably examined or prepared by management of Hulic and the Company based on the best forecasts and judgments available at that time.

[Translation]

Meanwhile, with respect to Hulic, because the shares of Hulic are listed on a financial instruments exchange and are quoted, Frontier Management performed its calculation by adopting the average market price analysis.

In the average market price analysis, taking into consideration circumstances such as the status of the stock market, Frontier Management set the reference date as June 6, 2019 (the calculation reference date) and used the closing price of the Hulic Shares on the First Section of TSE on the reference date, the simple average closing price for the last one-month period from May 7, 2019 to the reference date, the simple average closing price for the last three-month period from March 7, 2019 to the reference date, and the simple average closing price for the last six-month period from December 7, 2018 to the reference date.

With respect to the Company, Frontier Management performed its calculation by adopting the average market price analysis (because the shares of the Company are listed on a financial instruments exchange and are quoted) and the DCF Method in order to reflect the status of future business activities in the evaluation.

In the average market price analysis, taking into consideration circumstances such as the status of the stock market, Frontier Management set the reference date as June 6, 2019 (the calculation reference date) and used the closing price of the shares of the Company on the First Section of TSE on the reference date, the simple average closing price for the last one-month period from May 7, 2019 to the reference date, the simple average closing price for the last three-month period from March 7, 2019 to the reference date, and the simple average closing price for the last six-month period from December 7, 2018 to the reference date.

In the DCF Method, Frontier Management calculated the Company’s share value by discounting the Company’s future cash flow, which is based on financial projections from the fiscal year ending April 2020 until the fiscal year ending April 2024 prepared by the Company, at a certain discount rate to the present value.  The profit plan used as a basis for the calculation includes a fiscal year with a significant increase or decrease in earnings.  Specifically, in the fiscal year ending April 2021, operating profit is expected to be 877 million yen, an increase of 30% or more year-on-year, due to increased demand coinciding with the Tokyo Olympic and Paralympic Games and the opening of a new directly-operated hotel, the Asakusa View Hotel Villa (tentative name).  The financial projections do not reflect the implementation of the Share Exchange.

The calculation results using each of those valuation methods where the share value per share of Hulic Shares is one are as follows.

Calculation Range for the Share Exchange Ratio
Average market price analysis	1.15 – 1.31
DCF Method	1.20 – 1.91

[Translation]

In calculating the share exchange ratios above, Frontier Management has, in principle, used such things as information provided to it by Hulic and the Company and publicly available information as presented, and assumed that this data, information and the like it has used is entirely accurate and complete and that there is no information undisclosed to Frontier Management that would have a significant impact on the calculation of the share exchange ratio.  It has not made an independent study of the accuracy or completeness thereof.  Also, Frontier Management has not made an independent assessment, appraisal or evaluation and has not requested an appraisal or evaluation to any independent institution in connection with any relevant assets or liabilities (including contingent liabilities) of Hulic, the Company, or any of their affiliates, including an analysis and assessment of their respective assets or liabilities.  The calculation of the share exchange ratio by Frontier Management is based on the information available and the economic conditions as of June 6, 2019.  In regard to the financial projections of the Company, Frontier Management conducted interviews with management of the Company, and the third-party committee received explanations from management of the Company, through which Frontier Management and the third-party committee verified the procedures for formulating those forecasts and the details thereof and confirmed that there are no particularly unreasonable matters in the financial projections as the basis of the calculation of the share exchange ratio.  Accordingly, Frontier Management assumed that the financial projections of the Company have been reasonably examined or prepared by management of the Company based on the best forecasts and judgments available at that time.  For the financial projections of the Company, as the consolidated operating profit and consolidated ordinary profit for the fiscal year ending April 2019 fell short of the medium-term management plan for the four-year period beginning with the fiscal year ending April 2018, titled “View Hotels Mission–Sustainable Growth,” which was announced in January 2017, Frontier Management used financial projections (a) that have been reviewed and that reflect the Company’s normal earning power as of the end of April 2019 in the planned figures for the fiscal years ending April 2020 and April 2021 by, among other things, reviewing the profit level of hotels newly opened after January 2017 based on actual results and (b) to which plans for the fiscal year ending April 2022 through the fiscal year ending April 2024 have been added.  The financial projections for the fiscal year ending April 2020 are set forth in the financial results summary for the fiscal year ending April 2019 separately released on June 7, 2019, and operating profit of 600 million yen is expected.  Further, in the fiscal year ending April 2021, operating profit is expected to be 877 million yen due to increased demand coinciding with the Tokyo Olympic and Paralympic Games and the opening of a new directly-operated hotel, the Asakusa View Hotel Villa (tentative name).

(3)	Prospects of the delisting and reasons for the delisting

As a result of the Share Exchange, the Company will become a wholly-owned subsidiary of Hulic on September 1, 2019 (scheduled), which is the effective date of the Share Exchange.  Accordingly, the Company Shares are scheduled to be delisted as of August 29, 2019 through prescribed procedures in accordance with the delisting criteria of TSE.  Following the delisting, it will no longer be possible to trade the Company Shares on TSE.

Given that the Hulic Shares that are allotted to the shareholders of the Company in the Share Exchange are listed on the First Section of TSE and that it will be possible to trade such Hulic Shares on TSE even after the Share Exchange, shareholders of the Company that hold 64 shares or more of the Company Shares and are allotted not less than 100 shares of the Hulic Shares, which is the number of shares constituting one unit of Hulic Shares, as a result of the Share Exchange will be able to continue to trade one unit or more of the Hulic Shares on the First Section of TSE, so we believe the liquidity of the shares will be secured, although such shareholders might be allotted shares less than one unit in proportion to the number of shares they hold.

[Translation]

On the other hand, the shareholders holding less than 64 shares of the Company Shares will be allotted less than 100 Hulic Shares, which is the number of shares constituting one unit.  Those shares less than one unit cannot be sold on the First Section of TSE, but as explained in Note 3 (Handling of shares less than one unit) in (1) above, those shareholders may demand that Hulic purchase the shares less than one unit they hold or demand to make an additional purchase for the shares less than one unit.  With respect to the handling of fractional shares less than a single Hulic Share that arise in association with the Share Exchange, see Note 4 (Treatment of fractions of less than a single share) in (1) above.

Shareholders of the Company may trade the Company Shares they hold until August 28, 2019 (scheduled), which is the last trading date, on the First Section of TSE.

(4)	Measures to ensure fairness

Since Hulic already holds 2,528,856 shares of the Company Shares (25.98% (rounded down to two decimal places; the same applies to the calculation of the ownership ratio hereinafter) of the total number of issued shares of the Company as of April 30, 2019 (9,730,425 shares)) and the Company is an equity-method affiliate of Hulic, and one Representative Director of Hulic also serves as a Director of the Company, as well as for other reasons, Hulic and the Company determined that it is necessary to ensure fairness in the Share Exchange, and they have taken the following measures to ensure fairness.

(i)	Valuation report from an independent third-party appraiser

Hulic appointed Nomura Securities, and the Company appointed Frontier Management, as their respective third-party appraisers, and Hulic and the Company obtained valuation reports regarding the share exchange ratio.  See “(2)(ii) Matters Relating to Calculation” for an outline of the valuation reports.  Neither Hulic nor the Company has obtained from either of those third-party appraisers an opinion stating that the Share Exchange Ratio is appropriate or fair from a financial perspective (a fairness opinion).

(ii)	Advice from independent law firms

Hulic states that it appointed Mori Hamada & Matsumoto as its legal advisor and obtained from Mori Hamada & Matsumoto legal advice concerning various procedures for the Share Exchange and the decision-making method and processes of Hulic.  Hulic states that Mori Hamada & Matsumoto is independent of Hulic and the Company and has no material interests in Hulic or the Company.

At the same time, the Company appointed Nakamura, Tsunoda & Matsumoto as its legal advisor and obtained from Nakamura, Tsunoda & Matsumoto legal advice concerning various procedures for the Share Exchange and the decision-making method and processes of the Company.  Nakamura, Tsunoda & Matsumoto is independent of Hulic and the Company and has no material interests in Hulic or the Company.

(5)	Measures to avoid conflicts of interest

Since Hulic already holds 25.98% of the total number of issued shares of the Company and the Company is an equity-method affiliate of Hulic, and  one Representative Director of Hulic also serves as a Director of the Company, as well as for other reasons, the Company has taken the following measures to avoid conflicts of interest in addition to the measures described in (4) above.

(i)	Establishment of third-party committee

On April 5, 2019, the Company established a third-party committee (the “Third-Party Committee”) in order to prevent the Share Exchange from being implemented under terms disadvantageous to the minority shareholders of the Company.  The Third Party Committee consists of Mr. Shigeru Takagi (Partner of Ginza-Kobikicho Law Office and attorney-at-law) and Mr. Kazuya Suga (Suga Accounting Office,  certified public accountant), who have no interest in Hulic, who are outside directors of the Company registered as independent directors with TSE, who have a significant level of knowledge regarding the business details and the like of the Company, and who are considered to have expertise and qualifications for examining the Share Exchange as an attorney-at-law and a certified public accountant, respectively, and Mr. Tatsuhiro Maeda (Maeda Tatsuhiro Accounting Office, certified public accountant), who has no interest in Hulic, who is an outside statutory auditor of the Company registered as an independent statutory auditor with TSE, who has a significant level of knowledge regarding the business details and the like of the Company, and who is considered to have expertise and qualifications for examining the Share Exchange as a certified public accountant.  In examining the Share Exchange, the Company consulted the Third-Party Committee with respect to (a) appropriateness of decisions by the Board of Directors of the Company regarding the implementation of the Share Exchange from perspectives of (i) whether the Third-Party Committee could reasonably determine that the Share Exchange will enhance the corporate value and (ii) whether the Third-Party Committee could reasonably determine that the Share Exchange is implemented through fair procedures for the shareholders and has sufficiently taken into account the interests of shareholders, and (b) whether the Share Exchange is disadvantageous to the minority shareholders of the Company.  At the same time, the Company granted the Third-Party Committee the authorities such as the authority to collect information necessary for the examination of the consulted matters, the authority to appoint or approve advisors, and the authority to express opinions concerning the policy of negotiation with Hulic and to negotiate when necessary.  The sole compensation for the members of the Third-Party Committee is the fixed remuneration paid regardless of the details of their report within the total amount of annual remuneration for directors or statutory auditors resolved at the general shareholders’ meeting of the Company, together with the normal remuneration of directors or statutory auditors.  The actual amount of the remuneration for a committee member who is an outside director has been deliberated on and decided at the remuneration committee, which is an advisory body to the Board of Directors of the Company, and the actual amount of the remuneration for a committee member who is an outside statutory auditor has been discussed and decided by the statutory auditors.

[Translation]

From April 5, 2019 to June 7, 2019, the Third-Party Committee carefully examined the above consulted matters by holding seven meetings in total and, outside the meetings, by gathering information using email and the like and discussing with each other whenever necessary.  Specifically, the Third-Party Committee confirmed the track record, independence, and the like of Nakamura, Tsunoda & Matsumoto, which is a legal advisor of the Company, Frontier Management, which is a financial advisor of the Company, and Grant Thornton Taiyo Advisors Co., Ltd. (“Grant Thornton Taiyo”), which is in charge of financial and tax due diligence, and approved their appointment.  In addition, the Third-Party Committee received explanations from the Company and asked questions concerning the purposes of the Share Exchange, the background to the Share Exchange, the procedures for establishing the business plan of the Company used as a basis for the calculation of the share exchange ratio, the details of that business plan, and the history of the negotiations on and decision-making process for the terms and conditions of the Share Exchange, including the share exchange ratio.  The Third-Party Committee received explanations from Hulic and asked questions concerning the purposes of the Share Exchange, the background to the Share Exchange, the management policy of the Company after the Share Exchange, the reason why it selected the share exchange as a method of making the Company a wholly-owned subsidiary, their views regarding the share exchange ratio, and the like.  The Third-Party Committee received explanations from Nakamura, Tsunoda & Matsumoto, which is a legal advisor of the Company, and asked questions concerning the decision-making method and processes of the Board of Directors of the Company with respect to the Share Exchange, measures to ensure fairness, measures to avoid conflicts of interest, the operation method of the Third-Party Committee, the results of the legal due diligence on Hulic, and the like.  The Third-Party Committee received explanations from Grant Thornton Taiyo and asked questions concerning the results of the financial and tax due diligence on Hulic.  The Third-Party Committee received explanations from Frontier Management, which is a financial advisor and third-party appraiser of the Company, asked questions concerning the method and results of the valuation of the share exchange ratio in the Share Exchange, and then verified the reasonability of the method and results.  In addition, based on advice from Frontier Management, which is a financial advisor of the Company, and Nakamura, Tsunoda & Matsumoto, which is a legal advisor of the Company, the Third-Party Committee substantially engaged in the negotiations regarding the share exchange ratio with Hulic, including by approving the negotiating policy of the share exchange ratio and the like, instructing Frontier Management.  Through this process, on the basis of the explanations, calculation results, and other materials examined by the Third-Party Committee, the Third-Party Committee submitted a report on June 7, 2019 to the Board of Directors of the Company to the effect that (a) it is determined that it is not unreasonable for the Board of Directors of the Company to decide to implement the Share Exchange taking into account, among other things, that (i) it is determined that the Share Exchange will contribute to improving corporate value due to reasons such as that, by becoming a wholly-owned subsidiary of Hulic, the Company can achieve greater cooperation with Hulic, such as utilizing real estate information held by Hulic and reducing its financial burden related to new projects through Hulic’s acquisition and ownership of new real estate, and can thereby accelerate the Company’s execution of new projects and stabilize its profit structure and (ii) it is determined that the Share Exchange takes into account the interests of shareholders through fair procedures for the reasons such as (1) the Company plans to provide appropriate information disclosure according to drafts of the disclosure documents for the Share Exchange, (2) the Board of Directors of the Company consulted with the Third-Party Committee, which is composed of outside directors and outside statutory auditors independent from the Company and Hulic, and the Board of Directors has decided to sufficiently respect the report of the Third-Party Committee, (3) the proposal regarding the execution of the Share Exchange Agreement is planned to receive approval of all directors, excluding a director who has an interest, and opinions of all statutory auditors to the effect that they have no objection at the meeting of the Board of Directors of the Company, (4) the Company has received advice and the like regarding the Share Exchange from Frontier Management, an independent financial advisor, and Nakamura, Tsunoda & Matsumoto, an independent legal advisor, (5) the Company has obtained a valuation report regarding the share exchange ratio from Frontier Management, an independent third-party appraiser, and the method and details of that calculation are not found to be particularly unreasonable, and (6) the Share Exchange Ratio has been agreed upon after negotiations in good faith with Hulic, and the Share Exchange Ratio exceeds the upper limit of the calculation range calculated through the average market price analysis and exceeds the median of the calculation range calculated through the DCF Method by Frontier Management, the independent third-party appraiser of the Company, as well as to the effect that (b) it is considered that the decision by the Board of Directors of the Company to execute the Share Exchange Agreement is not disadvantageous to minority shareholders on the ground that the choice of share exchange as the method of making the Company a wholly-owned subsidiary is not disadvantageous to the minority shareholders of the Company given, among other things, that minority shareholders of the Company can enjoy the effects of the Share Exchange by continuing to hold shares in Hulic, and that, as set out above, it is determined that the Share Exchange will contribute to improving the corporate value of the Company and that the Share Exchange takes into account the interests of shareholders through fair procedures.

[Translation]

(ii)	Approval of all directors, excluding a director who has an interest, and opinions of all statutory auditors to the effect that they have no objection

Since Mr. Saburo Nishiura, who is a director of the Company, also serves as the Representative Director of Hulic, from the viewpoint of avoiding any conflict of interest, he did not participate in any deliberations or resolutions on the agenda related to the Share Exchange at the meeting of the Board of Directors of the Company, and he did not participate in any discussions or negotiations on the Share Exchange on behalf of the Company.

The agenda related to the Share Exchange at the meeting of the Board of Directors of the Company was approved by unanimous vote of nine out of ten directors of the Company (excluding Mr. Saburo Nishiura), and the three statutory auditors of the Company expressed a unanimous opinion to the effect that they have no objection to the implementation of the Share Exchange.

4.	Reason for selecting shares of common stock of Hulic as the consideration for the Share Exchange

The Company and Hulic have selected the shares of common stock of Hulic, which will be the wholly-owning parent company resulting from share exchange, as the consideration for the Share Exchange.  The Company has determined that the above selection is appropriate because the shares of common stock of Hulic are listed on TSE and their trading opportunities on TSE are secured even after the Share Exchange, and shareholders of the Company are expected to enjoy synergy in connection with the Share Exchange.

[Translation]

5.	Matters regarding the appropriateness of the amounts of capital and reserves of Hulic

Hulic will determine the amounts of the capital and reserves of Hulic that are to increase as a result of the Share Exchange in accordance with the provisions of Article 39, Paragraph 2 of the Rules of Corporate Accounting.  The Company considers that the amounts are appropriate because they are determined after comprehensively judging the status of capital of Hulic and other circumstances and the amounts are based on the Rules of Corporate Accounting and other accounting standards.

6.	Matters that would serve as a reference for the consideration for the Share Exchange

(1)	Provisions of the Articles of Incorporation of Hulic

The Articles of Incorporation of Hulic are posted on the Company’s website (https://www.viewhotels.co.jp/) pursuant to laws and ordinances and the provisions of Article 13 of the Articles of Incorporation of the Company.

(2)	Matters regarding the method of conversion of the consideration for the Share Exchange

(i)	Markets where the consideration for the Share Exchange is traded The shares of common stock of Hulic are traded on the First Section of TSE.

(ii)
Person acting as an intermediary, broker, or agent for transactions involving the consideration for the Share Exchange

Various securities companies and other companies throughout Japan act as intermediaries, brokers, etc. for the shares of common stock of Hulic.

(iii)	Details of restrictions on the transfer or other disposition of the consideration for the exchange There are no applicable matters.

(3)	Matters regarding market price for the consideration for the Share Exchange

With the business day immediately preceding the day on which the execution of the Share Exchange Agreement was announced (June 7, 2019) being the reference date, the average closing prices of the shares of common stock of Hulic on the First Section of TSE for one-month and three-month periods are 898 yen and 987 yen respectively.

The latest market price and other details on the shares of common stock of Hulic are available on the TSE website (https://www.jpx.co.jp/) and other websites.

(4)	Contents of Hulic’s balance sheets for each fiscal year the last day of which arrived in the past five years

Hulic has submitted annual securities reports in accordance with the provisions of Article 24, Paragraph 1 of the Financial Instruments and Exchange Act for each of the past five fiscal years, so this statement is omitted.

7.	Matters regarding the appropriateness of provisions on Stock Acquisition Rights pertaining to the Share Exchange

With respect to all of the stock acquisition rights issued by the Company, which will become a wholly-owned subsidiary of Hulic as a result of the Share Exchange, if the Share Exchange Agreement is approved at the annual general meeting of shareholders of the Company to be held on July 25, 2019, the Company plans to purchase the stock acquisition rights through an agreement with the holders of those stock acquisition rights and cancel them by the previous day of the effective date of the Share Exchange, or to permit the holders of those stock acquisition rights to exercise the stock acquisition rights in accordance with the provisions of the terms and conditions of the stock acquisition rights.  Based on the above, with respect to the stock acquisition rights held by persons other than the Company as of the previous day of the effective date of the Share Exchange, the Company plans to acquire without compensation the stock acquisition rights by exercising the call option and to cancel them as of the same day.  Accordingly, because the Company plans to extinguish all of the stock acquisition rights that have not been exercised through cancellation or by other method, the Company will not deliver stock acquisition rights of Hulic in consideration for the Company’s stock acquisition rights upon the Share Exchange.

[Translation]

The Company has not issued any bonds with stock acquisition rights.

8.	Matters regarding financial statements, etc.

(1)	Contents of the financial statements etc. for the most recent fiscal year of Hulic

The contents of the financial statements, etc. for the most recent fiscal year of Hulic (fiscal year ending December 2018) are posted on the Company’s website (https://www.viewhotels.co.jp/) based on laws and ordinances and the provisions of Article 13 of the Articles of Incorporation of the Company.

(2)	Disposal, Etc. of Material Assets that has Occurred After the Final Day of the Most Recent Fiscal Year of the Parties to the Share Exchange

(i)	The Company

(a)
Execution of the Share Exchange Agreement

The Company resolved at the meeting of the Board of Directors held on June 7, 2019 for the Company to execute the share exchange agreement with Hulic and executed the share exchange agreement the same day.  The overview of the share exchange agreement with Hulic is set out in “2. Content of the Share Exchange Agreement” above.

(b)	Dividends of surplus The Company resolved at the meeting of the Board of Directors held on June 7, 2019 to distribute surplus as follows and will pay dividends on July 9, 2019.

Reference date	April 30, 2019
Dividends per share	22.00 yen
Total amount of dividends	207 million yen
Effective date	July 9, 2019
Source of funds for dividends	Retained earnings

(ii)	Hulic

(a)	Sale of real estate for sale

On January 8, 2019, Hulic executed an agreement concerning the sale of Hilton Tokyo Odaiba, which is real estate for sale, to Japan Hotel REIT Investment Corporation.  The sale price exceeds 60 billion yen, which is an amount equivalent to more than 10% of the latest forecast of the consolidated net sales for the fiscal year ending December 2018 (290 billion yen).

[Translation]

(b)	Additional contribution to board benefit trust (BBT), etc.

Hulic resolved at the meeting of the Board of Directors held on January 30, 2019 to partially revise the board benefit trust (BBT), contribute additional money in the amount of 1,200 million yen to the trust, and acquire a maximum of 1,171,700 shares of Hulic Shares without delay after the additional contribution.

(c)	Dividends of surplus

Hulic resolved at its annual general meeting of shareholders held on March 26, 2019 to distribute surplus as follows and paid dividends on March 27, 2019.

Reference date	December 31, 2018
Dividends per share	14.0 yen
Total amount of dividends	9,265 million yen
Effective date	March 27, 2019
Source of funds for dividends	Retained earnings

(d)	Execution of the Share Exchange Agreement

Hulic resolved at the meeting of the Board of Directors held on June 7, 2019 for Hulic to execute the share exchange agreement with the Company and executed the share exchange agreement on the same day.  The overview of the share exchange agreement with the Company is set out in “2. Content of the Share Exchange Agreement” above.

2nd Proposal          Election of 9 Directors

The term of office of all 10 current Directors expires as of the close of this Ordinary General Meeting of Shareholders.  Accordingly, the Company proposes that 9 Directors be elected.

The candidates for Directors are as follows.

Candidate Number	Name (Date of Birth) Whether to be newly elected or reelected; number of years in office	Career Summary, Position at the Company and Responsibility (Significant Concurrent Offices Held)		Number of Company’s Shares Owned (Number of Board Meetings Attended during this Fiscal Year)
1	Yoshiaki Endo (Dec. 4, 1959) To be reele cted; 9 years in office	Apr. Apr. Aug. Jul. May Jul. Aug. Mar. May Mar. Jul.	1982 2003 2005 2010 2012 2013 2014 2015 2015 2016 2016
Joined the Company
General Manager of Sales Department of the Company
Corporate Officer of the Company; Hotel General Manager of Irako View Hotel
Director of the Company; in charge of General Affairs Department and Public Relations Division
Director of the Company; in charge of Purchasing Control Office (as its general manager) and General Affairs Department
Director of Nippon View Hotel Business Co., Ltd.
Managing Director of the Company; in charge of Purchasing Control Office (as its general manager), General Affairs Department, and Business Development Office
Managing Director of the Company; in charge of Directly Managed Business Locations, Business Management Department, and Subsidiary (Performance Management)
Senior Managing Director of the Company; Company-wide Control Assistant; in charge of Directly Managed Business Locations, Business Management Department, and Subsidiary (Performance Management)
Senior Managing Director of the Company; Company-wide Control Assistant; in charge of General Affairs Department and Purchasing Control Office
President and Representative Director of the Company (current)
25,000 shares (12 of 12)

2	Manabu Yajima (Nov. 17, 1961) To be reelected; 11 years in office	Apr.	1984	Joined the Company	9,363 shares (12 of 12)
		Aug.	2002	General Manager of Accounting Department of the Company
		Jul.	2007	Corporate Officer of the Company; General Manager of Accounting Department
		Jul.	2008	Director of the Company; in charge of Accounting Department (as its general manager)
		Jul.	2013	Director of Nasukogyo Co., Ltd.
		Aug.	2014	Director of Nippon View Hotel Business Co., Ltd.
		Mar.	2015	Director of the Company; in charge of Accounting Department
		Jun. Mar. Jul. Jul.	2015 2016 2016 2018
Director of the Company; in charge of Accounting Department, Corporate Planning Department, and Subsidiary (Business Management)
Director of the Company; in charge of Accounting Department, Corporate Planning Department, and Subsidiary Management
Managing Director of the Company; in charge of Supervision of the Administrative Division and Accounting Department (current)
President and Representative Director of Nasukogyo Co., Ltd. (current)

3	Hirohito Tominaga (Aug. 8, 1964) To be reelected; 3 years in office	Apr. Mar. Apr. Apr. Oct. Jul. Jul. Apr.	1988 2006 2013 2015 2015 2016 2018 2019
Joined The Fuji Bank, Limited
Mizuho Bank, Ltd.; Advisor to Securities Department
Seconded to Mizuho Capital Co., Ltd.
Manager of Moriguchi Branch of Mizuho Bank, Ltd.
Advisor to Group Human Resources Department of Mizuho Bank, Ltd.
Seconded to the Company
Corporate Officer of the Company; in charge of Corporate Planning Department
Left Mizuho Bank, Ltd.
Director of the Company; in charge of Corporate Planning Department and Subsidiary Management
Director of Nasukogyo Co., Ltd. (current)
Director of Nippon View Hotel Business Co., Ltd. (current)
Director of the Company; in charge of Corporate Planning Department, Subsidiary Management, Facilities Management Office, and Business Development Office (current)
					907 shares (12 of 12)

4	Shinji Itami (Aug. 27, 1966) To be reelected; 3 years in office	Apr. Apr. Mar. May Mar. Jul. Mar. Apr.	1989 2013 2014 2014 2016 2016 2017 2019
Joined the Company
Hotel Assistant Manager of Asakusa View Hotel of the Company (in charge of Accommodation, Sales, and Beverages and Foods)
Hotel General Manager of Takasaki View Hotel of the Company
Corporate Officer of the Company; Hotel General Manager of Takasaki View Hotel
Corporate Officer of the Company; in charge of General Affairs Department and in charge of Purchasing Control Office (as its general manager)
Director of the Company; in charge of General Affairs Department and in charge of Purchasing Control Office (as its general manager)
Director of the Company; in charge of Purchasing Control Office and in charge of General Affairs Department (as its general manager)
Director of the Company; in charge of Directly Managed Business Locations (Sapporo, Akita, Narita, Irako, Osaka), Headquarters’ Sales Department, and Business Management Department (current)
907 shares (12 of 12)
5	Ryota Asano (Nov. 28, 1967) To be reelected; 2 years in office	Feb. Dec. Nov. May May May Mar. May Mar. Jul. Mar. Apr.	1987 1988 2008 2010 2011 2012 2015 2015 2017 2017 2018 2019
Joined Kanaya Hotel Kanko Co., Ltd.
Joined the Company
Chief of Headquarters’ Sales Department of the Company
Hotel General Manager of Narita View Hotel of the Company
Corporate Officer of the Company; Hotel General Manager of Narita View Hotel
Corporate Officer of the Company; Hotel General Manager of Irako View Hotel
Corporate Officer of the Company; Hotel General Manager of Asakusa View Hotel
Senior Corporate Officer of the Company; Hotel General Manager of Asakura View Hotel
Senior Corporate Officer of the Company; in charge of Directly Managed Business Locations and Business Management Department
Director of the Company; in charge of Directly Managed Business Locations, Headquarters’ Sales Department, and Business Management Department (as its general manager)
Director of the Company; in charge of Directly Managed Business Locations, Business Management Department, Headquarters’ Sales Department, and Facilities Management Office
Director of the Company; Hotel General Manager of Asakusa View Hotel (as its general manager), and in charge of Revenue Management Office (as its head) and Directly Managed Business Locations (Asakusa and Ryogoku) (current)
4,063 shares (12 of 12)
6	Yoshiaki Chikaarashi (Jan. 7, 1957) To be reelected; 2 years in office	Oct. Aug. Apr. Jul. May Mar. May Jul. Mar.	1988 1992 2005 2008 2013 2017 2017 2017 2018
Joined M.T.L. Co., Ltd.
Joined the Company
Executive Chef of Asakusa View Hotel of the Company
Corporate Officer of the Company; Executive Chef of Asakusa View Hotel
Corporate Officer of the Company; Executive Chef of Asakusa View Hotel and Executive Chef of the entire Company
Corporate Officer of the Company; Executive Chef of the entire Company
Corporate Officer of the Company; Executive Chef of the entire Company and Sapporo View Hotel
Director of the Company; responsible for Cooking Division
Director of the Company; in charge of Cooking Operations Office (current)
4,821 shares (12 of 12)

7	(Outside Director) Shigeru Takagi (Apr. 17, 1959) To be reelected; 5 years and 2 months in office	Apr.	1992	Joined Tsuchikama Law Offices	－ shares (12 of 12)
		Feb.	1994	Joined Yamashita Law Office
		Jun.	1997	Opened Yamashita Takagi Law Office
		Aug. Jan.	2000 2010	Opened Takagi Law Office Renamed it to Ginza Law and Accounting Office
		May Jan.	2014 2017	Outside Director of the Company (current) Renamed to Ginza-Kobikicho Law Office (current)
				Significant Concurrent Offices Held: Ginza-Kobikicho Law Offices (attorney at law) Outside statutory auditor at Biotec Co., Ltd.
8	(Outside Director) Saburo Nishiura (Jun. 10, 1948) To be reelected; 3 years in office	Apr.	1971	Joined The Fuji Bank, Limited	－ shares (12 of 12)
		May	1993	Head of Meguro Branch of The Fuji Bank, Limited
		May	1995	Head of Sukiyabshi Branch of The Fuji Bank, Limited
		Jun.	1998	Director and General Manager of Corporate Development Department of The Fuji Bank, Limited
		May	1999	Director and General Manager of Sales Department of The Fuji Bank, Limited
		Aug.	2000	Managing Corporate Officer, Head of Corporate Group and General Manager of Corporate Development of The Fuji Bank, Limited
		Apr.	2002	Managing Corporate Officer of Mizuho Bank, Ltd.
		Apr.	2004	Director and Vice President of Mizuho Bank, Ltd.
		Mar.	2006	President and Representative Director of Hulic Co., Ltd.
		Mar. Jul.	2016 2016	Chairman and Representative Director of Hulic Co., Ltd. (current) Outside Director of the Company (current)
				Significant Concurrent Offices Held:
				Chairman and Representative Director of Hulic Co., Ltd. Outside statutory auditor of Nitivy Co., Ltd. Executive member of KEIDANREN (Japan Business Federation)

9	(Outside Director) Kazuya Suga (Feb. 12, 1957) To be reelected; 3 years in office	Oct.	1980	Joined Sanwa Tokyo Marunouchi Audit Corporation (now Deloitte Touche Tohmatsu LLC)	－ shares (12 of 12)
		Oct.	1992	Opened Suga Certified Public Accountant Office; Representative (current)
		Apr.	2000	Representative Partner of Nexty Audit Office (current)
		Jul.	2002	Statutory Auditor of the Company
		Jul. Jul.	2007 2016	Retired from Statutory Auditor position of the Company (expiration of the tenure) Outside Director of the Company (current)

Significant Concurrent Offices Held:
Representative of Suga Certified Public Accountant Office
Representative Partner of Nexty Audit Office
Outside director of Saikaya Co., Ltd.
Director of Japanese Association for Business Recovery
Part-time lecturer of Japan Institute of Agricultural Management
Statutory auditor of Matsuo Electric Co., Ltd.

(Note):

1.
The number of shares in the Company owned by each candidate is as of the end of this fiscal year (i.e., April 30, 2019).  The number includes each candidate’s shareholdings through the Nippon View Hotel Group Officer Stock Ownership Association.

2.	Messrs. Shigeru Takagi, Saburo Nishiura, and Kazuya Suga are candidates for outside directors.

3.
The candidate Saburo Nishiura concurrently holds the office of Chairman and Representative Director of Hulic Co., Ltd., a major shareholder of the Company.  The Company and Hulic Co., Ltd. have entered into a Capital and Business Alliance Agreement on October 28, 2015.

There is no special relationship between the Company and the other candidates.

4.	The reasons why the Company selected each director candidate are as described below.

Candidate Number	Name	Reasons for the Selection of the Director Candidates
1	Yoshiaki Endo To be reelected;
He has abundant experience and broad insight as hotel sales and marketing staff and from serving as Hotel General Manager.  He also has acumen in corporate management and business operations, and the Company has accordingly selected him as a candidate for Director.

2	Manabu Yajima To be reelected;
He has abundant experience in the areas of accounting and finance.  He is currently supervising the administration division as a whole, including the Accounting Department, and is well-versed in corporate management, etc., having advanced the management planning and business management of subsidiaries.  The Company has selected him as a candidate for Director based on these factors.

3	Hirohito Tominaga To be reelected;
Through his experience working in a financial institution, he has experienced a variety of operations including finance and equity and has abundant acumen in the field.  He is currently in charge of the Corporate Planning Department, Subsidiary Management, Facilities Management Office, and Business Development Office.  The Company has selected him as a candidate for Director because the Company deems it can be expected that he will strengthen and broaden the Company’s growth strategy by applying his experience and acumen.

4	Shinji Itami To be reelected;
He has broad knowledge and experience as hotel sales and marketing staff and from serving as Hotel General Manager.  He is currently in charge of the Directly Managed Business Locations, Headquarters’ Sales Department, and Business Management Department.  The Company has selected him as a candidate for Director because the Company deems it can be expected that he will expand and develop corporate management and business operations based on his experience and acumen.

5	Ryota Asano To be reelected;
He has broad knowledge and experience as hotel sales and marketing staff and from serving as Hotel General Manager.  He currently serves as the Hotel General Manager of Asakusa View Hotel and Head of Revenue Management Office and is in charge of Ryogoku Office.  The Company has selected him as a candidate for Director because the Company deems it can be expected that he will expand and develop corporate management and business operations based on his experience and acumen.

6	Yoshiaki Chikaarashi To be reelected;
He has served as a hotel’s executive chef for a long period of time and has expert knowledge and experience.  He is currently in charge of the Cooking Operations Office.  The Company has selected him as a candidate for Director because the Company deems it can be expected that he will advance the quality of food and hygiene control based on his experience and acumen.

7	Shigeru Takagi To be reelected;
He has not only successfully served as the Company’s Outside Director but also has abundant experience and good insight as an attorney-at-law.  Although he has no experience of direct involvement in company management other than through his role as an outside director, he has knowledge, experience and a strong commitment to legal compliance that he has developed through his profession.  The Company has selected him as a candidate for Outside Director because the Company deems it can be expected that he would reflect that experience, knowledge and commitment in the Company’s management.

8	Saburo Nishiura To be reelected;
Including his experience in a financial institution, he is currently involved in company management as Chairman and Representative Director of Hulic Co., Ltd. and is successfully serving in that role.  The Company has selected him as a candidate for Outside Director because the Company deems it can be expected that he would reflect his abundant acumen and experience in the Company’s management.

9	Kazuya Suga To be reelected;
In addition to participating actively as a director of the Japanese Association for Business Recovery, he has abundant experience and good insight as a certified public accountant.  He is also familiar with the Company’s business operations from his experience serving as an Outside Statutory Auditor of the Company.  The Company has selected him as a candidate for Outside Director based on these factors.

5.
Messrs. Shigeru Takagi, Saburo Nishiura, and Kazuya Suga are currently outside directors of the Company.  As of the close of this Ordinary General Meeting of Shareholders, Mr. Shigeru Takagi will have been in office for 5 years and 2 months, and Messrs. Saburo Nishiura and Kazuya Suga will have been in office for 3 years.

6.
The Company executed agreements that limit the liability for damages under Article 423, Paragraph 1 of the Companies Act with Messrs. Shigeru Takagi, Saburo Nishiura, and Kazuya Suga in accordance with the provisions of Article 427, Paragraph 1 of the Companies Act.  The limit of that liability under the agreements is the amount prescribed under laws and ordinances.  The Company will continue those agreements with each of Messrs. Shigeru Takagi, Saburo Nishiura, and Kazuya Suga if their respective reelections are approved.

[Translation]

7.
The Company has designated Messrs. Shigeru Takagi and Kazuya Suga as independent directors in accordance with the provisions of TSE.  The Company will continue designating Messrs. Shigeru Takagi and Kazuya Suga as independent directors if their respective reelections are approved.

Reference Materials: “Standards for Independence” attached to the “Basic Policy regarding Corporate Governance”

The outside directors/statutory auditors of the Company are deemed independent if they do not fall under any of the following:

(1)	An executive of the Company or one of its subsidiaries (Note 1);

(2)	An executive of a major business partner of the Company or one of its subsidiaries (Note 2);

(3)	A person (or its executive if the person is a corporation) for whom either the Company or one of its subsidiaries is a major business partner;

(4)
A person (or its executive if the person is a corporation) who receives remuneration in an amount over 10,000,000 yen, excluding remuneration as a director/statutory auditor, from either the Company or one of its subsidiaries;

(5)	A major shareholder (or its executive if the person is a corporation) of the Company;

(6)	A person who belongs to an accounting firm that serves as an accounting auditor to the Company or one of its subsidiaries;

(7)	A person (or its executive if the person is a corporation) who receives a donation in an amount over 10,000,000 yen from the Company or one of its subsidiaries;

(8)	An executive of a company to which a director is dispatched from the Company or one of its subsidiaries;

(9)	A person who has fallen under (2) to (8) within the immediately preceding three years; or

(10)	A relative within the second degree of relationship to a person referred to in (1) to (9) above (limited to persons of significance (Note 3)).

Notes:

1.	An “executive” means a director who executes business, an executive officer, a corporate officer, or an employee.

[Translation]

2.
A “major business partner” means a business partner whose transactions with the Company and its subsidiaries exceeds 2% of the annual consolidated net sales amount for the latest fiscal year of the Company and any of its subsidiaries, or the business partner.

3.
A “person of significance” means a director who executes business, an executive officer, a corporate officer, an executive at or above general manager level, or an executive who has authority equivalent to any of the foregoing.

End of reference documents